   As filed with the Securities and Exchange Commission on September 2, 1999
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                            RAINMAKER SYSTEMS, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                --------------

             California                            5961                              33-0442860
  (State or Other Jurisdiction of      (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)         Classification Number)                Identification No.)

                                --------------
                             1800 Green Hills Road
                        Scotts Valley, California 95066
                                (831) 430-3800

              (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                                --------------
                                Michael Silton
                            Chief Executive Officer
                            RAINMAKER SYSTEMS, INC.
                             1800 Green Hills Road
                        Scotts Valley, California 95066
                                (831) 430-3800

           (Name, Address, Including Zip Code and Telephone Number,
                  Including Area Code, of Agent for Service)
                                --------------
                                  Copies to:

               Bruce R. Hallett, Esq.                               Richard D. Harroch, Esq.
              Scott R. Santagata, Esq.                               Peter Lillevand, Esq.
                 Ryan S. Hong, Esq.                                  Brett E. Cooper, Esq.
                Joo Ryung Kang, Esq.                                 Thomas R. Brida, Esq.
          Brobeck, Phleger & Harrison LLP                      Orrick, Herrington & Sutcliffe LLP
                38 Technology Drive                            Old Federal Reserve Bank Building
              Irvine, California 92618                                 400 Sansome Street
                   (949) 790-6300                               San Francisco, California 94111
                                                                         (415) 392-1122

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                --------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                       Proposed Maximum
       Title of Each Class of         Aggregate Offering Amount of Registration
     Securities to be Registered         Price(1)(2)              Fee
-------------------------------------------------------------------------------
Common Stock, $0.001 par value......     $50,000,000           $13,900.00
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes          shares that the Underwriters have the option to purchase
    solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a).
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the Securities and Exchange Commission + +relating to these securities is effective. This prospectus is not an offer to +
+sell these securities or our solicitation of your offer to buy these          +
+securities in any jurisdiction where that would not be permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION--September 2, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
        , 1999

                                     [LOGO]

                                  Shares of Common Stock

--------------------------------------------------------------------------------

    Rainmaker Systems,       The Offering:
    Inc.:

    .  We provide            .  We are offering
       customer                          shares
       relationship             of our common
       management               stock.
       services to
       software and other    .  The underwriters
       technology               have an option to
       companies.               purchase an
                                additional
    .  Rainmaker Systems,       shares from us to
       Inc. 1800 Green          cover over-
       Hills Road Scotts        allotments.
       Valley, CA 95066
       (831) 430-3800        .  This is our
                                initial public
                                offering, and no
                                public market
                                currently exists
                                for our shares.

    Proposed Symbol &
    Market:

    .  RMKR/Nasdaq           .  We anticipate that
       National Market          the initial public
                                offering price of
                                the shares will be
                                between $     and
                                $     per share.

                             .  We intend to use
                                the proceeds of
                                this offering for
                                working capital
                                and general
                                corporate purposes
                                such as new client
                                acquisition,
                                expansion into
                                international
                                markets, the
                                development of new
                                services and
                                capital
                                expenditures.

                             .  Closing:
                                           , 1999


    ------------------------------------------------
                                     Per Share Total
    ------------------------------------------------
     Public offering price:           $        $
     Underwriting fees:
     Proceeds to Rainmaker Systems:

    ---------------------------------------------

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                          Joint Book-Running Managers

Donaldson, Lufkin & Jenrette                          Thomas Weisel Partners LLC

                                  -----------
                                    SG Cowen

             The undersigned is facilitating Internet distribution.

                                 DLJdirect Inc.

                               TABLE OF CONTENTS

                                                                            Page
Prospectus Summary.........................................................   3
Risk Factors...............................................................   7
Information Regarding Forward-Looking Statements...........................  15
Use of Proceeds............................................................  16
Dividend Policy............................................................  16
Capitalization.............................................................  17
Dilution...................................................................  18
Selected Financial Data....................................................  19
Management's Discussion and
 Analysis of Financial Condition and Results of Operations.................  20

                                                                            Page
Business...................................................................  28
Management.................................................................  38
Certain Transactions.......................................................  48
Principal Stockholders.....................................................  50
Description of Capital Stock...............................................  52
Shares Eligible for Future Sale............................................  55
Underwriting...............................................................  57
Legal Matters..............................................................  59
Experts....................................................................  59
Additional Information.....................................................  60
Financial Statements....................................................... F-1

                               PROSPECTUS SUMMARY

   This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, and you should consider the information under "Risk Factors" and in the financial statements and notes before deciding to invest in the shares of our common stock.

   In this prospectus, "Rainmaker Systems," "Rainmaker," the "Company," "we," "us" and "our" refer to Rainmaker Systems, Inc. Unless otherwise indicated, all information in this prospectus assumes that:

  .  the initial public offering price will be $      per share;

  . each share of our preferred stock will be converted into shares of common stock immediately prior to the closing of this offering;

  . upon the approval of our stockholders, Rainmaker will be reincorporated as a Delaware corporation on or before the closing of this offering; and

  . the underwriters will not exercise their over-allotment option and no other person will exercise any other outstanding option or warrant.

                                  The Company

Our Business

   We provide customer relationship management (CRM) services to software and other technology companies. We design and implement sophisticated sales, marketing and other customer relationship programs using the Internet and other communication channels. By integrating technologies, processes and people, we provide a transparent customer relationship infrastructure behind our clients' brands. Our solutions are used to increase the frequency and quality of customer interactions and provide greater opportunities to sell and renew software subscriptions, support and service contracts, training services, licenses and upgrades. Rainmaker's services are designed to increase revenue per customer, strengthen customer loyalty and retention, and improve customer awareness of our clients' products and services. Our comprehensive CRM solutions incorporate the following distinguishing characteristics:

  . We identify and profile customers, establish meaningful interactions with them, and enhance selling opportunities throughout the customer life cycle.

  . We build and manage integrated customer databases and provide reporting services to clients on product usage, product and service interests and buying patterns.

  . We use our expertise in software and other technology industries to design and implement focused marketing strategies.

  . We sell our clients' products and services under a pay-for-performance model.

   Our clients are Borland, a division of Inprise Corporation, FTP Software, Inc., Lotus Development Corporation, a subsidiary of IBM, Network Computing Devices, Inc., Novell, Inc., Open Connect Systems Incorporated, Puma Technology, Inc., The Santa Cruz Operation, Inc., Sun Microsystems, Inc., Sybase Inc. and Symantec Corporation.

Our Market Opportunity

   Competitive global markets and the increasing acceptance of the Internet as a medium for customer interaction have caused companies to transform CRM from a back office cost center to a revenue generating strategic operation. Many businesses, however, are not achieving the results they desire from their CRM programs. We believe there are three basic reasons why many CRM efforts are not performing as expected:

  . The Internet and the proliferation of customer data have increased the frequency and complexity of customer interaction.

  .  Many current CRM solutions have inherent limitations.

  . In-house solutions require a level of specialization that is not consistent with many businesses' core competencies.

   We believe that companies will increase and realign their spending on CRM services. AMR Research estimates that more than $2.3 billion was spent on CRM in 1998, and that CRM spending will grow to $16.8 billion by 2003, a compounded annual growth rate of 49%. In spite of these expenditures, many businesses are not achieving the results they desire. A July 1999 study by Frontline Solutions indicated that 70% - 80% of software and hardware vendors were not satisfied with their CRM tools. We believe a substantial market opportunity exists for a CRM service provider like us that can combine the technology infrastructure, established processes and knowledgeable people to deliver a comprehensive outsourced solution that increases revenue from existing customers.

Our Strategy

   Our objective is to become the leader in providing CRM services to software and other technology companies. The key elements of our strategy to achieve this objective are to:

  .  further penetrate our existing client base;

  .  sign new software industry clients;

  .  create additional services and delivery models;

  .  develop our international presence; and

  .  extend our solutions into additional technology markets.

Our History

   Rainmaker was founded in 1991 as UniDirect Corporation, a catalog/distributor of business software. In January 1995, we entered the CRM services business and signed our first CRM services contract. In 1997, we decided to focus exclusively on CRM services and added three new CRM services clients that year. In May 1998, we sold our catalog/distributor businesses.

Corporate Information

   We are located at 1800 Green Hills Road, Scotts Valley, California 95066. Our telephone number is (831) 430-3800. Our Web site address is www.rainmakersystems.com. Information contained on our Web site is not a part of this prospectus.

                                  The Offering

 Common stock offered.............          shares
 Common stock to be outstanding
  after this offering.............          shares
 Use of proceeds..................  We intend to use the proceeds of this offering for working capital and general
                                    corporate purposes such as new client
                                    acquisition, expansion into international
                                    markets, development of new services and
                                    capital expenditures.
 Proposed Nasdaq National Market
  symbol..........................  RMKR

   The number of shares of common stock to be outstanding after the offering excludes:

  . 3,632,407 shares of common stock issuable upon the exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $0.69 per share and 6,000,000 shares of common stock reserved for future issuance under our stock plans; and

  . 113,750 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $0.21 per share.

                             Summary Financial Data
                     (in thousands, except per share data)

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and related notes which are included elsewhere in this prospectus.

                                      Years Ended December       Six Months
                                               31,             Ended June 30,
                                     ------------------------- ---------------
                                      1996     1997     1998    1998    1999
                                     -------  -------  ------- ------- -------
Statement of Operations Data:
Revenue:
 CRM services......................  $12,384  $22,515  $44,212 $18,355 $26,088
 Catalog/distributor(1)............   14,551   16,985    6,165   6,165     --
                                     -------  -------  ------- ------- -------
 Total revenue.....................   26,935   39,500   50,377  24,520  26,088

Cost of revenue:
 CRM services......................    7,929   14,810   30,196  12,641  17,534
 Catalog/distributor(1)............   11,370   13,575    5,135   5,135     --
                                     -------  -------  ------- ------- -------
 Total cost of revenue.............   19,299   28,385   35,331  17,776  17,534

Gross profit:
 CRM services......................    4,455    7,705   14,016   5,714   8,554
 Catalog/distributor(1)............    3,181    3,410    1,030   1,030     --
                                     -------  -------  ------- ------- -------
 Total gross profit................    7,636   11,115   15,046   6,744   8,554

Selling, general and administrative
 expenses..........................    6,954    9,828   13,457   5,916  10,064
                                     -------  -------  ------- ------- -------
Operating income (loss)............      682    1,287    1,589     828  (1,510)
 Interest income (expense), net....      (35)     (66)     138       4     285
 Gain from sale of
  catalog/distributor(1)...........      --       --     2,525   2,525      80
                                     -------  -------  ------- ------- -------
Income (loss) before income taxes..      647    1,221    4,252   3,357  (1,145)
 Income tax expense (benefit)......      216      450    1,702   1,343    (431)
                                     -------  -------  ------- ------- -------
Net income (loss)..................  $   431  $   771  $ 2,550 $ 2,014 $  (714)
                                     =======  =======  ======= ======= =======
Net income (loss) per share(2):
 Basic.............................  $  0.02  $  0.04  $  0.12 $  0.10 $ (0.14)
                                     =======  =======  ======= ======= =======
 Diluted...........................  $  0.02  $  0.03  $  0.09 $  0.07 $ (0.14)
                                     =======  =======  ======= ======= =======
 Pro forma--basic..................                    $  0.10         $ (0.02)
                                                       =======         =======
 Pro forma--diluted................                    $  0.09         $ (0.02)
                                                       =======         =======
Number of shares used in per share
 calculations(2):
 Basic.............................   21,009   21,019   21,004  21,026  19,469
                                     =======  =======  ======= ======= =======
 Diluted...........................   29,600   29,943   30,356  30,211  19,629
                                     =======  =======  ======= ======= =======
 Pro forma--basic..................                     25,623          33,284
                                                       =======         =======
 Pro forma--diluted................                     30,356          33,444
                                                       =======         =======

                                                    As of June 30, 1999
                                               -------------------------------
                                                          Pro      Pro Forma
                                               Actual   Forma(4) As Adjusted(5)
                                               -------  -------  -------------
Balance Sheet Data:
 Cash, cash equivalents, and short-term
  investments................................. $ 7,960  $ 7,960     $
 Working capital..............................   9,591    9,591
 Total assets.................................  20,928   20,928
 Capital lease obligations, less current
  portion.....................................     659      659
 Redeemable preferred stock...................  15,474      --         --
 Total stockholders' equity (net capital
  deficiency)(3)..............................  (4,441)  11,033

-------
(1) Effective May 15, 1998, we sold our catalog/distributor businesses. The results of operations for our catalog/distributor businesses are included in our financial statements through May 15, 1998.
(2) See Note 2 of the notes to financial statements which are included elsewhere in this prospectus.
(3) On June 30, 1999, actual stockholders' equity (net capital deficiency) reflects the conversion of shares of Series B and D preferred stock into shares of common stock and the repurchase of approximately $8.8 million (5,368,065 shares) of common stock during the six months ended June 30, 1999.
(4) Reflects the conversion of our outstanding preferred stock to common stock, which will occur immediately prior to the closing of this offering.
(5) Reflects the conversion of our outstanding preferred stock to common stock, which will occur immediately prior to the closing of this offering, the
    sale of            shares of common stock in this offering and the receipt
    of the net proceeds from this offering, after deducting underwriting fees and estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations, and the trading price of our common stock could decline. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

We Have Incurred Recent Losses and Expect to Incur Losses in the Future

   We entered into the CRM services business in January 1995 and have a limited operating history. As a result, it is difficult for us to predict future results of operations. Although our CRM services revenues have grown significantly in each year from 1995 to 1998, this rate of growth may not be sustainable. In addition, we incurred an operating loss and net loss for the six months ended June 30, 1999. We expect to incur operating and net losses in future periods as we increase our operating expenses to build our business.

We Depend on a Small Number of Clients for a Significant Portion of Our Revenue

   We have generated a significant portion of our revenue from a limited numbers of clients. We currently have only eleven clients. In 1997, sales to customers of The Santa Cruz Operation, Inc. ("SCO"), FTP Software, Inc. ("FTP"), and Sun Microsystems, Inc. accounted for approximately 72%, 10% and 12%, respectively, of our CRM services revenue. In 1998, sales to customers of SCO, FTP and Novell, Inc. ("Novell") accounted for approximately 46%, 21% and 16%, respectively, of our CRM services revenue. For the six months ended June 30, 1999, sales to customers of SCO, FTP, and Novell accounted for approximately 49%, 17% and 10%, respectively, of our CRM services revenue. We expect that a small number of clients will continue to account for a significant portion of our revenue for the foreseeable future. The loss of any of our principal clients would have a material adverse effect on our business.

   In addition, our software and other technology clients operate in industries that are consolidating, which may reduce the number of our existing and potential clients. FTP was acquired by NetManage, Inc. in August 1998. Since that acquisition, our revenue from FTP has decreased, is expected to continue to decrease and could eventually be eliminated.

Our Revenue Is Directly Related to the Marketability of Our Clients' Products and Services

   Our business primarily consists of selling and marketing our clients' products and services to their existing customers. In addition, most of our revenue is based on a "pay for performance" model in which our compensation is based on the amount of revenue we generate for our clients. Accordingly, if a particular client's products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue from that client's products and services may decline.

Our Future Operating Results May Not Follow Past Trends or Meet Market Expectations

   We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter until recently, our future operating results may not follow any past trends. In some future quarter our operating results may be below the expectation of public market analysts and investors.

   Factors which may cause our future operating results to be below expectations include:

  .  the growth of the market for outsourced CRM solutions;

  .  the demand for and acceptance of our services;

  . our ability to develop and implement additional services, products and technologies;

  . the introduction, timing and competitive pricing of our services and those of our competitors;

  .  the demand for our clients' products and services;

  .  the expansion of our direct sales force and its rate of success;

  .  our ability to manage continued growth in our business;

  . the attraction and retention of key personnel, particularly in our sales, development, services and support groups;

  .  the length of the sales and integration cycle for our new clients;

  . the timing and successful integration of, and costs related to, technologies and businesses we may acquire in the future;

  .  our ability to expand our business internationally; and

  .  general economic and market conditions.

Our Revenue Growth Will be Impacted by the Length and Unpredictability of the Sales and Integration Cycles for Our Services

   Selection of our services often entails an extended decision-making process on the part of prospective clients. We often must provide a significant level of education regarding the use and benefit of our services, which may delay the evaluation and acceptance process. The selling cycle can extend to approximately six to nine months or longer between initial client contact and signing of a contract for our services. Additionally, once our services are selected, the integration of our services often can be a lengthy process which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients' buying decisions or the integration of our services, the length and unpredictability of the sales and integration cycles will make it difficult for us to forecast the growth and timing of our revenue.

Our Ability to Attract and Retain Highly Qualified Management and Personnel Is Critical to Our Business

   Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future. Any difficulties could adversely affect our business. The loss of certain key personnel, particularly Michael Silton, our Chairman, President and Chief Executive Officer, could affect our business adversely. We have obtained life insurance policies in the amount of $6.3 million on Michael Silton.

   We have recently hired many of our key employees and officers. As a result, our current management team has worked together for only a relatively short time. Our ability to execute our strategies will depend in part upon our ability to integrate these and future managers into our operations.

We Have Strong Competitors and May Not be Able to Compete Effectively Against
Them

   We experience competition from many sources including:

   Custom-built and tailored point solutions. Comprehensive system integrators, such as Andersen Consulting and Sapient Corp., implement either CRM systems incorporating point solutions from companies such as Siebel Systems, Inc., E.piphany, Inc., Pivotal Corporation, Silknet Software, Inc., Clarify, Inc. and Kana Communications, Inc. or custom built solutions tailored to a customer's particular needs.

   E-commerce solutions providers. E-commerce solutions providers, including Razorfish Inc., Scient Corp. and Viant Corp., design and implement customized e-commerce sites addressing customer segmentation, online customer behavior, the design and creation of positive user experiences, customer information capture and analyses, and effective online customer service.

   Outsource providers of individual types of customer interaction. A variety of businesses offer different components of customer interaction management, including data and Web-hosting services from Exodus Communications, Inc. and USinternetworking, Inc., one-stop Web transaction and fulfillment solutions from CyberSource Corp., telesales-based marketing campaign management from Harte-Hanks, Inc. and Sitel Corp. and fulfillment services from Modus Media International, Inc.

   Competition in business process outsourcing is intense, and we expect such competition to increase in the future. In addition to competition from other outsource providers listed above, we face competition from internal marketing departments of current and potential clients. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a material adverse effect on our business.

We May Not Be Able to Successfully Manage Additional Growth

   Our recent growth has placed significant demands on our management, administrative, operational and financial resources. In addition, our anticipated future growth will place additional demands on our resources. We will need to continue to improve our operational, financial and managerial controls and information systems and procedures and will need to continue to expand, train and manage our overall work force. Our inability to manage additional growth could adversely impact our business.

We May Not Be Able to Successfully Develop Our International Business
Operations

   Our growth strategy includes expansion into international markets. Our international operations are at an early stage of development, and we have limited experience in marketing, selling and supporting our services in foreign countries. Developing these skills may be more difficult or take longer than we anticipate. To date, only a small portion of our revenue is derived from international sales, primarily to customers in Canada. We intend to expand our operations internationally by hiring international personnel and pursuing potential arrangements with strategic partners.

Some markets in which we may undertake international expansion currently have technology and online industries that are less well developed than in the U.S. There are also certain risks inherent in doing business in international markets, such as the following:

  .  difficulties in staffing and managing multinational operations;

  .  currency fluctuations and restrictions on the repatriation of funds;

  . export restrictions, licenses, tariffs, different regulatory agencies and other trade barriers;

  .  reduced protection for intellectual property in some countries;

  .  greater difficulty in collecting accounts receivable;

  .  political instability;

  .  differing technology standards;

  .  potentially adverse tax consequences; and

  .  the appeal of our marketing programs to international customers.

Any Acquisitions We Make Could Result in Dilution, Unfavorable Accounting Charges and Difficulties in Successfully Managing Our Business

   As part of our business strategy, we review acquisition prospects that would complement our existing business or enhance our technological capabilities. Future acquisitions by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our business. Furthermore, acquisitions entail numerous risks and uncertainties, including:

  . difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies;

  .  diversion of management's attention from other business concerns;

  . risks of entering geographic and business markets in which we have no or limited prior experience; and

  .  potential loss of key employees of acquired organizations.

   We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could have a material adverse effect on our business. Although we do not currently have any agreement with respect to any material acquisitions, we may make acquisitions of complementary businesses, products or technologies in the future. However, we may not be able to locate suitable acquisition opportunities.

We Rely Heavily on Our Communications Infrastructure

   Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological developments. We may be unsuccessful in anticipating, managing, adopting and integrating technological changes on a timely basis, or we may not have the capital resources available to invest in new technologies. Temporary or permanent loss of these systems could have a material adverse effect on our business.

Our Networks May Be Vulnerable to Security Risks

   Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may be inadequate.

We Depend on a Single Facility

   Our operations are housed in a single facility in Scotts Valley, California. We have taken precautions to protect ourselves from events that could interrupt our services, such as off-site storage of computer backup data and a backup power source, but there can be no assurance that a fire, flood, earthquake or other disaster affecting our facility would not disable these operations. Any significant damage to this facility would have a material adverse effect on our business.

We May Not Be Able to Protect Our Intellectual Property and Proprietary Rights

   We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase. We have recently applied for registration of the service mark "Rainmaker Systems" in the United States, but we presently have no applications pending in foreign countries for this or any other trademark or service mark.

Year 2000 Compliance Issues May Adversely Affect Our Business

   Significant uncertainty exists concerning the potential effects associated with the treatment of the Year 2000. The Year 2000 issue exists because many currently installed computer systems, software products and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may not be able to recognize or distinguish the Year 2000 from 1900. The inability to recognize or properly treat the Year 2000 may cause systems to incorrectly process critical operational and financial information.

   Our services rely on a complex communications infrastructure including the Internet and telecommunications systems that we cannot adequately evaluate for Year 2000 compliance. In addition, our services are dependent upon equipment and software provided by third parties that may not be Year 2000 compliant. In performing our services, we also sell software provided by third parties which may not be Year 2000 compliant. The failure of these systems or of any third-party equipment or software to achieve Year 2000 compliance could result in delay or loss of revenue, cancellations of contracts by clients, diversions of our management's attention and development resources, damage to our reputation, increased service and warranty expense, and the costs of litigation, including amounts paid in damages or settlement. As a result, our business could be materially and adversely affected. For more information on our Year 2000 issues, you should read the discussion in the "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" section of this prospectus.

Increased Government Regulation of the Internet Could Have a Material Adverse Effect on Our Business

   The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

We Are Subject to Government Regulation of Telemarketing

   The FTC's telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. The federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to this federal law. The failure to comply with applicable statutes and regulations could have a material adverse effect on our business. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit our activities in the future or significantly increase the cost of regulatory compliance.

Our Stock Is Controlled by Our Directors and Their Affiliates

   After this offering, our directors and entities affiliated with them will together control approximately % of our outstanding shares. As a result, any significant combination of those stockholders, acting together, will have the ability to control all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Rainmaker, which, in turn, could have an adverse effect on the market price of our common stock.

Anti-Takeover Provisions Could Deter Takeover Attempts

   In connection with this offering, Rainmaker will be reincorporated in Delaware. The provisions of Delaware law and of the certificate of incorporation and bylaws that we will adopt in connection with the reincorporation could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation will provide our board of directors the authority, without stockholder action, to issue up to 20,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. Our certificate of incorporation will also provide for a classified board, with each board member serving a staggered three-year term. In addition, our bylaws will establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware corporate law also contains provisions that can affect the ability to take over a company. You should read "Description of Capital Stock--Certain Anti-Takeover Provisions."

There Is No Prior Market for Our Stock and Our Stock Price May Be Volatile Resulting in Potential Litigation

   There has been no public market for our common stock prior to this offering. The initial public offering price will be determined by negotiation with the representatives of the underwriters, based upon factors that may be unrelated to future market performance. We cannot be certain that an active public market for our common stock will develop or be sustained after this offering. Nor can we be certain that the market price of our common stock will not decline below the initial public offering price.

   If our stock price is volatile, we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and could cause our stock price to fall. The trading price of our common stock could fluctuate widely due to:

  .  quarter to quarter variations in results of operations;

  .  loss of a major client;

  .  announcements of technological innovations by us or our competitors;

  .  new products or services offered by us or our competitors;

  .  failure to meet the expectations of securities analysts;

  . changes in earnings estimates or buy/sell recommendations by securities analysts;

  .  additions or departures of key personnel;

  .  changes in market valuations of similar companies;

  . announcements of strategic relationships or acquisitions by us or our competitors;

  .  sales of our equity securities in the open market; or

  .  other events or factors that may be beyond our control.

   In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many business process outsourcing companies have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

A Significant Number of Shares Are or May Become Available for Sale and Their Sale Could Depress Our Stock Price

   Sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering could adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem
appropriate. Upon completion of this offering, we will have        shares of
common stock outstanding. Of these shares, the       shares sold in this
offering will be freely tradable in the public market. The remaining 32,145,724 shares will be eligible for sale in the public market under Rule 144 (subject to volume limitations).

   Our existing stockholders and option holders are subject to agreements that limit their ability to sell common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners LLC. When these agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.

   We also intend to file registration statements covering the sale of 9,632,407 shares of our common stock issuable under our stock plans. As of June 30, 1999, we had outstanding options to purchase a total of approximately 3,632,407 shares of our common stock. Sales of large amounts of these shares in the public market or the prospect of such sales could adversely affect the market price of our common stock. We cannot predict what impact, if any, that future sales of shares or the availability of shares for sale will have on the market price of our common stock.

   After this offering, holders of approximately 12,936,521 shares of common stock (or securities convertible into common stock) will be entitled to registration rights with respect to their shares. Of these shares, 113,750 shares of common stock (or securities convertible into common stock) are entitled only to "piggy-back" registration rights. Holders of securities with registration rights may require us to register all or part of their shares at any time following 180 days after this offering. In addition, these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares will be freely tradable in the public market without restriction. Sales of a substantial number of shares of our common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities.

New Investors Will Experience Immediate and Substantial Dilution

   The assumed public offering price is substantially higher than the book value per share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution in the pro forma
net tangible book value of their shares of approximately $     per share from
the assumed initial public offering price of $     per share. Purchasers will
experience additional dilution upon the exercise of outstanding options and warrants.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus concerning, among other things:

  .  future fluctuations in our revenues and operating expenses;

  .  the adequacy of our capital resources to meet our future requirements;

  . anticipated growth in the market for CRM services in the software and other technology industries;

  .  our strategy for expanding and growing our business;

  .  our ability to address Year 2000 issues adequately; and

  .  the use of the proceeds from this offering.

   These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements publicly for any reason, or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements, even if new information becomes available in the future.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the            shares of common
stock offered by this prospectus are estimated to be $               , after
deducting the underwriting fees and estimated offering expenses. We will
receive an additional $                  in net proceeds if the underwriters
fully exercise their over-allotment option to purchase           shares of
common stock.

   We intend to use the net proceeds for working capital and general corporate purposes to support business expansion including new client acquisition, expansion into international markets, the development of new services and capital expenditures. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending their use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our existing bank line of credit prohibits the payment of dividends.

                                 CAPITALIZATION

   The following table sets forth as of June 30, 1999:

  .  our actual capitalization;

  . our pro forma capitalization giving effect to the conversion of all outstanding shares of preferred stock into 15,043,108 shares of common stock (including the conversion of 335,939 shares of Series B preferred stock into 1,679,695 shares of common stock); and

  .  our pro forma capitalization as adjusted to reflect the issuance of shares of common stock offered by this prospectus and the receipt of the estimated net proceeds therefrom, after deducting underwriting fees and estimated offering expenses payable by us.

This table excludes (i) 3,632,407 shares of common stock issuable upon the exercise of outstanding options as of June 30, 1999 at a weighted average exercise price of $0.69 per share and 6,000,000 shares of common stock reserved for future issuance under our stock plans and (ii) the exercise of warrants to purchase 22,750 shares of Series B preferred stock, which shares are convertible into 113,750 shares of common stock. This table should be read in conjunction with our financial statements and notes included elsewhere in this prospectus. See "Use of Proceeds" and "Description of Capital Stock."

                                                         June 30, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------

                                                  (in thousands, except share
                                                             data)
Cash, cash equivalents and short-term
 investments.................................... $ 7,960   $ 7,960    $
                                                 =======   =======    ======
Capital lease obligations, less current
 portion........................................ $   659   $   659    $
Redeemable preferred stock:
 Series C convertible preferred stock, $0.001
  par value; 8,536,585 shares authorized, issued
  and outstanding, actual; no shares authorized,
  issued or outstanding, pro forma and pro forma
  as adjusted...................................  13,809       --        --
 Series D convertible preferred stock, $0.001
  par value; 5,717,470 shares authorized,
  4,826,828 issued and outstanding, actual; no
  shares authorized, issued or outstanding, pro
  forma and pro forma as adjusted...............   1,665       --        --
Stockholders' equity (net capital deficiency):
 Series B convertible preferred stock, $0.001
  par value; 402,710 shares authorized, 335,939
  issued and outstanding, actual; no shares
  authorized, issued or outstanding, pro forma
  and pro forma as adjusted.....................     --        --        --
 Common stock, $0.001 par value; 50,000,000
  shares authorized, 17,581,816 issued and
  outstanding, actual; 32,624,924 issued and
  outstanding, pro forma;             issued and
  outstanding pro forma as adjusted.............      17        33
Additional paid-in capital......................   1,479    16,937
Deferred stock compensation.....................  (1,259)   (1,259)
Accumulated deficit.............................  (4,678)   (4,678)
                                                 -------   -------    ------
 Total stockholders' equity (net capital
  deficiency)...................................  (4,441)   11,033
                                                 -------   -------    ------
   Total capitalization......................... $11,692   $11,692    $
                                                 =======   =======    ======

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was approximately $11.0 million, or $0.34 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding as of June 30, 1999 on a pro forma basis. Without taking into account any other changes in net tangible book value other than to give effect to our sale of the shares of common stock in this offering and the receipt of the net proceeds therefrom, our net tangible book value as of June 30, 1999 would have
been $     million, or $     per share of common stock. This represents an
immediate increase in net tangible book value of $     per share to existing
stockholders and an immediate dilution in net tangible book value of $     per
share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:

                                                                        Per Share
                                                                        ---------
Assumed initial public offering price .................................      $
  Pro forma net tangible book value as of June 30, 1999................ 0.34
  Increase attributable to new investors...............................
                                                                        ----
  Pro forma net tangible book value after this offering................
                                                                             ----
  Dilution to new investors............................................      $
                                                                             ====

   The following table summarizes on a pro forma basis as of June 30, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and by new investors before deduction of underwriting fees and estimated offering expenses payable by us.

                             Shares Purchased   Total Consideration
                            ------------------  ------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- -------  ----------- ------- -------------

   Existing stockholders..  32,624,924       %  $16,201,000       %     $0.50
                            ---------- ------   -----------  -----
   New investors..........
                            ---------- ------   -----------  -----
       Total..............                100%               100.0%
                            ========== ======   ===========  =====

   The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options or warrants. As of June 30, 1999, options to purchase 3,632,407 shares of common stock were outstanding at a weighted average exercise price of $0.69 per share and warrants to purchase 113,750 shares of common stock were outstanding at an exercise price of $0.21 per share. To the extent that these options and warrants are exercised, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected financial data as of December 31, 1997 and 1998 and as of June 30, 1999 and for each of the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999 have been derived from our financial statements and notes thereto audited by Ernst & Young LLP, independent auditors, and included elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 1994 and 1995, and as of December 31, 1996, are derived from our audited financial statements not included in this prospectus. The statement of operations data for the six months ended June 30, 1998 are derived from our unaudited interim financial statements included elsewhere in this prospectus. Such unaudited financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operation for that period. The results of operations for the period ended June 30, 1999 are not necessarily indicative of the results to be expected for any other interim period or for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                                          Six Months
                                   Years Ended December 31,             Ended June 30,
                            ------------------------------------------- ---------------
                             1994     1995     1996     1997     1998    1998    1999
                            -------  -------  -------  -------  ------- ------- -------
Statement of Operations
 Data:
Revenue:
 CRM services.............  $   --   $ 8,230  $12,384  $22,515  $44,212 $18,355 $26,088
 Catalog/distributor(1)...   11,489   12,317   14,551   16,985    6,165   6,165     --
                            -------  -------  -------  -------  ------- ------- -------
 Total revenue............   11,489   20,547   26,935   39,500   50,377  24,520  26,088
Cost of revenue:
 CRM services.............      --     5,681    7,929   14,810   30,196  12,641  17,534
 Catalog/distributor(1)...    8,780    9,686   11,370   13,575    5,135   5,135     --
                            -------  -------  -------  -------  ------- ------- -------
 Total cost of revenue....    8,780   15,367   19,299   28,385   35,331  17,776  17,534
Gross profit:
 CRM services.............      --     2,549    4,455    7,705   14,016   5,714   8,554
 Catalog/distributor(1)...    2,709    2,631    3,181    3,410    1,030   1,030     --
                            -------  -------  -------  -------  ------- ------- -------
 Total gross profit.......    2,709    5,180    7,636   11,115   15,046   6,744   8,554

Selling, general and
 administrative expenses..    2,947    4,792    6,954    9,828   13,457   5,916  10,064
                            -------  -------  -------  -------  ------- ------- -------
Operating income (loss)...     (238)     388      682    1,287    1,589     828  (1,510)
 Interest income
  (expense), net..........      (25)     (16)     (35)     (66)     138       4     285
 Gain from sale of
  catalog/distributor(1)..      --       --       --       --     2,525   2,525      80
                            -------  -------  -------  -------  ------- ------- -------
Income (loss) before
 income taxes.............     (263)     372      647    1,221    4,252   3,357  (1,145)
 Income tax expense
  (benefit)...............      (13)      87      216      450    1,702   1,343    (431)
                            -------  -------  -------  -------  ------- ------- -------
Net income (loss).........  $  (250) $   285  $   431  $   771  $ 2,550 $ 2,014 $  (714)
                            =======  =======  =======  =======  ======= ======= =======
Net income (loss) per
 share(2):
 Basic....................  $ (0.01) $  0.01  $  0.02  $  0.04  $  0.12 $  0.10 $ (0.14)
                            =======  =======  =======  =======  ======= ======= =======
 Diluted..................  $ (0.01) $  0.01  $  0.02  $  0.03  $  0.09 $  0.07 $ (0.14)
                            =======  =======  =======  =======  ======= ======= =======
 Pro forma--basic.........                                      $  0.10         $ (0.02)
                                                                =======         =======
 Pro forma--diluted.......                                      $  0.09         $ (0.02)
                                                                =======         =======
Number of shares used in
 per share
 calculations(2):
 Basic....................   21,000   21,005   21,009   21,019   21,004  21,026  19,469
                            =======  =======  =======  =======  ======= ======= =======
 Diluted..................   21,000   25,424   29,600   29,943   30,356  30,211  19,629
                            =======  =======  =======  =======  ======= ======= =======
 Pro forma--basic.........                                       25,623          33,284
                                                                =======         =======
 Pro forma--diluted.......                                       30,356          33,444
                                                                =======         =======

                                  As of December 31,
                         ------------------------------------ As of June 30,
                          1994   1995   1996   1997    1998        1999
                         ------ ------ ------ ------- ------- --------------
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $   63 $1,082 $1,259 $   269 $ 4,608    $ 7,960
Working capital.........    110  1,490  1,257   1,307   5,123      9,591
Total assets............  1,703  4,826  8,233  11,912  17,209     20,928
Long-term debt and
 capital lease
 obligations, less
 current portion........     39    558  1,065   1,278   1,438        659
Redeemable preferred
 stock..................    --     977    977     977     977     15,474
Total stockholders'
 equity (net capital
 deficiency)(3).........    361    646  1,078   1,852   4,500     (4,441)

-------
(1) Effective May 15, 1998, we sold our catalog and distributor businesses. The results of operations for our catalog and distributor businesses are included in our financial statements through May 15, 1998.
(2) See Note 2 of the notes to financial statements which are included elsewhere in this prospectus.
(3) On June 30, 1999, actual stockholders' equity (net capital deficiency) reflects the conversion of Series B and D preferred stock into shares of common stock and the repurchase of approximately $8.8 million (5,368,065 shares) of common stock during the six months ended June 30, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with "Selected Financial Data" and the Company's financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results including those set forth in "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide CRM services to software and other technology companies. We design and implement sophisticated sales, marketing and other customer relationship programs using the Internet and other communication channels. By integrating technologies, processes and people, we provide a transparent customer relationship infrastructure behind our clients' brands. Our solutions are used to increase the frequency and quality of customer interactions and provide greater opportunities to sell and renew software subscriptions, support and service contracts, training services, licenses and upgrades. Rainmaker's services are designed to increase revenue per customer, strengthen customer loyalty and retention, and improve customer awareness of our clients' products and services. Our clients are Borland, a division of Inprise Corporation, FTP Software, Inc., Lotus Development Corporation, a subsidiary of IBM, Network Computing Devices, Inc., Novell, Inc., Open Connect Systems Incorporated, Puma Technology, Inc., The Santa Cruz Operation, Inc., Sun Microsystems, Inc., Sybase, Inc. and Symantec Corporation.

   Rainmaker was founded in 1991 as UniDirect Corporation, a catalog/distributor of business software. In January 1995, we entered the CRM services business and signed our first CRM services contract. In 1997, we decided to focus exclusively on CRM services and added three new CRM services clients that year. In May 1998, we sold our catalog/distributor businesses.

   Our historical financial statements separate revenue, cost of revenue and gross profit between the CRM services business and the catalog/distributor businesses. Operating expenses cannot be broken out historically between the CRM service business and the catalog/distributor businesses because they shared a common sales, marketing and administrative infrastructure. The following discussion of our financial history highlights our performance in both the CRM services and catalog/distributor businesses.

   Our CRM services revenue consists of sales of our clients' software subscriptions, support and service contracts, training services, licenses and upgrades to our clients' installed customer base. This revenue includes the total purchase price billed by us to customers for our clients' products and services. Revenue from support and service contracts is recognized upon receipt of the customer's written purchase order, as service obligations are the responsibility of the client. Revenue from product sales is recognized at the time of shipment. Revenue from sales of new clients' products and services typically increases over several quarters before reaching a more moderate level of growth. Revenue growth during this period can be affected by many factors including customer contract renewal history, customer product satisfaction and competitive pricing.

   Cost of revenue includes payments for our clients' products and services based on the specific pricing terms of our contract with each client. Our CRM service contracts typically contain incentives whereby our pricing terms improve as performance benchmarks are achieved, thereby improving our gross margin. Selling, general and administrative expenses include all costs associated with the marketing and selling of our clients' products and services, including client integration costs, salaries of marketing and sales personnel, technology systems and communications costs, product and service development and administrative overhead. Interest income (expense), net reflects income received on cash, cash equivalents and short-term investments and interest expense on leases to secure equipment and software.

   Although our operating income and net income have grown in each year from 1994 to 1998, we incurred an operating loss and net loss for the six months ended June 30, 1999. We expect to incur increasing operating and net losses in future periods as we increase our operating expenses to build our CRM services business. New clients require significant up-front investments including the costs to hire additional staff and create the necessary infrastructure to deliver our services. These costs are typically incurred several quarters before significant revenue is generated. These costs could have an adverse effect on our future financial condition and operating results.

Results of Operations

   The following table presents, for the periods given, selected financial data as a percentage of our revenue.

                                  Years Ended December    Six Months Ended
                                          31,                 June 30,
                                  ----------------------  ------------------
                                   1996    1997    1998     1998      1999
                                  ------  ------  ------  --------  --------

Revenue:
 CRM services....................   46.0%   57.0%   87.8%     74.9%    100.0%
 Catalog/distributor.............   54.0    43.0    12.2      25.1       --
                                  ------  ------  ------  --------  --------
  Total revenue..................  100.0   100.0   100.0     100.0     100.0
Cost of revenue:
 CRM services....................   64.0    65.8    68.3      68.9      67.2
 Catalog/distributor.............   78.1    79.9    83.3      83.3       --
                                  ------  ------  ------  --------  --------
  Total cost of revenue..........   71.7    71.9    70.1      72.5      67.2
Gross profit:
 CRM services....................   36.0    34.2    31.7      31.1      32.8
 Catalog/distributor.............   21.9    20.1    16.7      16.7       --
                                  ------  ------  ------  --------  --------
  Total gross profit.............   28.3    28.1    29.9      27.5      32.8

Selling, general and
 administrative expenses.........   25.8    24.8    26.8      24.1      38.6
                                  ------  ------  ------  --------  --------
Operating income (loss)..........    2.5     3.3     3.1       3.4      (5.8)
 Interest income (expense), net..   (0.1)   (0.2)    0.3       0.0       1.1
 Gain from sale of
  catalog/distributor............    --      --      5.0      10.3       0.3
                                  ------  ------  ------  --------  --------
Income (loss) before income
 taxes...........................    2.4     3.1     8.4      13.7      (4.4)
 Income tax expense (benefit)....    0.8     1.1     3.3       5.5      (1.7)
                                  ------  ------  ------  --------  --------
Net income (loss)................    1.6%    2.0%    5.1%      8.2%     (2.7)%
                                  ======  ======  ======  ========  ========

Comparison of Six Months Ended June 30, 1999 and 1998

   Revenue. Revenue from CRM services increased 42.1% to $26.1 million for the six months ended June 30, 1999 from $18.4 million for the six months ended June 30, 1998. During the first six months of 1999, revenue from CRM services provided to existing clients (clients for which we generated revenue over the entire period) accounted for $5.7 million of the increase over the prior period. This increase was primarily due to the inclusion of new services and product lines and growth of the installed customer base partially offset by a $867,000 decline in revenue from FTP, which was acquired by NetManage, Inc. in August 1998. In addition, revenue from existing clients included two clients added during the first half of 1998 from which we derived the full period benefit of the sales of their products and services during the first half of 1999. During the six month period ended June 30, 1999, we added four new clients which accounted for $2.0 million of our revenue during that period.

   During the six months ended June 30, 1999, there was no revenue from the catalog/distributor businesses, which were sold in May 1998. In the six months ended June 30, 1998, these businesses generated revenues of $6.2 million.

   Gross Profit. Gross profit from CRM services increased 49.7% to $8.6 million for the six months ended June 30, 1999 from $5.7 million for the six months ended June 30, 1998. Gross margin from CRM services increased to 32.8% in the most recent period from 31.1% during the prior period due to improvements in margins on sales of our existing clients' products and services, partially offset by lower margins on sales of new clients' products and services. Gross margins on sales of newer clients' products and services are typically lower during the start-up phase.

   There was no gross profit for the six months ended June 30, 1999 on the catalog/distributor businesses, which were sold in May 1998. For the six months ended June 30, 1998, these businesses generated $1.0 million in gross profit.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 70.1% to $10.1 million for the six months ended June 30, 1999 from $5.9 million for the six months ended June 30, 1998. These expenses for the six months ended June 30, 1998 included approximately five months of operations associated with the catalog/distributor businesses, which were sold in May 1998. As a percentage of revenue, these expenses increased to 38.6% for the most recent period from 24.1% in the prior period. This increase was primarily attributable to the strategic decision to increase levels of investment in personnel, systems and infrastructure and product development to support recent and anticipated new client growth. Specifically, we hired 47 additional personnel within sales, marketing and product development since June 30, 1998. Depreciation expense increased by $215,000 during the six months ended June 30, 1999 due primarily to accelerated depreciation on information systems anticipated to be substantially replaced within six to nine months. In addition, during the first half of 1999, we wrote off approximately $165,000 of older non-Year 2000 compliant computers and telephone systems which were replaced with new equipment.

   We recorded deferred compensation of $1.4 million in the six months ended June 30, 1999. This represents the difference between the exercise price of options granted to acquire our common stock and the deemed fair value for financial reporting purposes of our common stock on the grant date. We amortized deferred compensation expense of approximately $119,000 during the six months ended June 30, 1999. Deferred compensation at June 30, 1999 is being amortized using a graded vesting method over the vesting period of the options.

   Interest Income (Expense), Net. We recorded $285,000 of net interest income in the six months ended June 30, 1999, as compared to $4,000 in the first six months of 1998. The increase was primarily attributable to higher invested cash balances resulting from the sale of preferred stock of $13.8 million in February 1999 partially offset by $8.8 million used to repurchase stock during the same period.

   Income Tax Expense (Benefit). We recorded a $431,000 income tax benefit for the six months ended June 30, 1999 to reflect income taxes recoverable from prior years. We recorded a $1.3 million income tax provision for the six months ended June 30, 1998, representing an effective tax rate of 40%. The effective tax rate for the six months ended June 30, 1998 differs from the federal statutory rate primarily due to state taxes.

Comparison of Years Ended December 31, 1998 and 1997

   Revenue. Revenue from CRM services increased 96.4% to $44.2 million for 1998 from $22.5 million in 1997. Revenue from CRM services associated with existing clients accounted for $12.6 million of the increase in 1998 over 1997. This increase was primarily due to the inclusion of new services and product lines and growth of the installed customer base. In addition, revenue from existing clients included three clients added during 1997 from which we derived the full period benefit of the sales of their products and services during 1998. We also added two new clients during 1998, who accounted for $9.1 million of revenue.

   Revenue from the catalog/distributor businesses decreased 63.7% to $6.2 million in 1998 from $17.0 million in 1997, due to the sale of these businesses in May 1998.

   Gross Profit. Gross profit for CRM services increased 81.9% to $14.0 million in 1998 from $7.7 million for 1997. Gross margin from CRM services declined to 31.7% for 1998 from 34.2% for 1997. The margin decline was primarily associated with the addition of two new clients in 1998 and gross margins of newer clients' products and services are typically lower during their start-up phase.

   Gross profit for the catalog/distributor businesses decreased 69.8% to $1.0 million for 1998 from $3.4 million for 1997.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 36.9% to $13.5 million for 1998 from $9.8 million for 1997. These amounts included approximately five months of expenses associated with the catalog/distributor businesses during 1998 and twelve months during 1997. As a percentage of revenue, these expenses increased to 26.8% in 1998 from 24.8% in 1997. This increase was primarily due to the addition of 30 employees hired during 1998 to support the expansion in our CRM services business.

   Interest Income (Expense), Net. We recorded $138,000 of net interest income in 1998 as compared to net interest expense of $66,000 in 1997. The 1997 amount was primarily due to expenses associated with our capital leases.

   Income Tax Expense (Benefit). We recorded a $1.7 million income tax provision for 1998 compared to $450,000 for 1997, representing annual effective tax rates of 40% and 37%, respectively. Our annual effective tax rate for 1998 differs from the federal statutory rate primarily due to state taxes. Our annual effective tax rate for 1997 differs from the federal statutory rate primarily due to state taxes and the benefit of the research and development tax credit.

Comparison of Years Ended December 31, 1997 and 1996

   Revenue. Revenue from CRM services increased 81.8% to $22.5 million in 1997 from $12.4 million in 1996. This increase was driven by $3.7 million in increased revenue from sales of products and services of our existing client as well as an additional $6.3 million in revenue from the sales of products and services of three new clients added during 1997.

   Revenue from our catalog/distributor businesses increased 16.7% to $17.0 million in 1997 from $14.6 million in 1996.

   Gross Profit. Gross profit from CRM services increased 73.0% to $7.7 million in 1997 from $4.5 million in 1996. Gross margin from CRM services declined to 34.2% in 1997 from 36.0% in 1996, primarily due to lower margins associated with the start up of sales of three new clients' products and services in 1997.

   Gross profit on our catalog/distributor businesses increased to $3.4 million in 1997 from $3.2 million in 1996.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 41.3% to $9.8 million in 1997 from $7.0 million in 1996. This increase was due primarily to headcount and infrastructure growth associated with the addition of new clients and services. As a percentage of revenue, these expenses declined to 24.8% in 1997 from 25.8% in 1996.

   Interest Income (Expense), Net. Net interest expense was $66,000 in 1997 compared to $35,000 in 1996. This increase was primarily due to higher borrowings under capital lease lines.

   Income Tax Expense (Benefit). We recorded a $450,000 income tax provision for 1997 compared to $216,000 for 1996, representing annual effective tax rates of 37% and 33%, respectively. Our annual effective tax rates for 1997 and 1996 differ from the federal statutory rate primarily due to state taxes and the benefit of the research and development tax credit.

Selected Quarterly Results of Operations

   The following table presents our unaudited quarterly statement of operations data for each quarter in the six quarters ended June 30, 1999. This data has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) that we consider necessary for a fair presentation of such information.

                                              Quarter Ended
                           ---------------------------------------------------
                                      June    Sept.   Dec.              June
                           March 31,   30,     30,     31,   March 31,   30,
                             1998     1998    1998    1998     1999     1999
                           --------- ------- ------- ------- --------- -------
                                             (in thousands)
Statement of Operations
 Data:
  Revenue:
    CRM services..........  $ 7,748  $10,607 $12,047 $13,810  $12,943  $13,145
    Catalog/distributor...    4,024    2,141     --      --       --       --
                            -------  ------- ------- -------  -------  -------
      Total revenue.......   11,772   12,748  12,047  13,810   12,943   13,145
  Cost of revenue:
    CRM services..........    5,284    7,357   7,885   9,670    8,719    8,815
    Catalog/distributor...    3,283    1,852     --      --       --       --
                            -------  ------- ------- -------  -------  -------
      Total cost of
       revenue............    8,567    9,209   7,885   9,670    8,719    8,815
  Gross profit:
    CRM services..........    2,464    3,250   4,162   4,140    4,224    4,330
    Catalog/distributor...      741      289     --      --       --       --
                            -------  ------- ------- -------  -------  -------
      Total gross profit..    3,205    3,539   4,162   4,140    4,224    4,330
  Selling, general and
   administrative
   expenses...............    2,986    2,930   3,723   3,818    3,950    6,114
                            -------  ------- ------- -------  -------  -------
  Operating income
   (loss).................      219      609     439     322      274   (1,784)
    Interest income
     (expense), net.......      (18)      22      66      68      139      146
    Gain from sale of
     catalog/distributor..      --     2,525     --      --       --        80
                            -------  ------- ------- -------  -------  -------
  Income (loss) before
   income taxes...........      201    3,156     505     390      413   (1,558)
    Income tax expense
     (benefit)............       80    1,263     202     157      164     (595)
                            -------  ------- ------- -------  -------  -------
  Net income (loss).......  $   121  $ 1,893 $   303 $   233  $   249  $  (963)
                            =======  ======= ======= =======  =======  =======

   Our historical revenue has tended to fluctuate based on seasonal buying patterns in the computer industry. A higher proportion of computers, software, and contract services tend to be sold in the fourth calendar quarter. As a result, we have experienced seasonal declines in revenues between the fourth and first calendar quarters. Our quarterly operating results may continue to fluctuate in the future based on a number of factors, many of which are beyond our control. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. See "Risk Factors--Our Future Operating Results May Not Follow Past Trends or Meet Market Expectations."

Liquidity and Sources of Capital

   Historically, we have funded operations from operating cash flows and net cash proceeds from private placements of preferred stock. Cash, cash equivalents and short-term investments were $8.0 million at June 30, 1999. Working capital at June 30, 1999 was $9.6 million. We also have a $2.5 million line of credit agreement that bears interest at the prime rate plus 1.0% (8.75% at June 30, 1999) and expires in September 1999. We are currently in the process of extending this line of credit as well as negotiating a second line of credit for $5.0 million with another lender. No amounts under the current line of credit were outstanding as of June 30, 1999. We have a $1.0 million capital lease line outstanding at June 30, 1999, and, in August 1999, added an additional $1.0 million capital lease line with a new lender.

   Cash used by operating activities during the six months ended June 30, 1999 was $1.6 million compared to $1.5 million provided by operations for the same period in the prior year. The decrease of $3.1 million was due primarily to the change in net income of $2.7 million as we earned $2.0 million during the first six months of 1998 but lost $714,000 during the first six months of 1999. In addition, we increased our inventories by $560,000 in the first six months of 1999, due to increased revenue and the addition of new clients. This increase in inventories compares to a decrease of $770,000 for the comparable period of 1998, primarily due to the sale of the catalog/distributor businesses. Deferred taxes accounted for $1.2 million of the change in the period. Changes in other operating assets and liabilities, primarily income taxes receivable, accounted for the balance of the decrease in cash used by operating activities. Cash used by operating activities for the six months ended June 30, 1998 included cash used by the catalog/distributor businesses.

   Cash used by investing activities during the six months ended June 30, 1999 was $945,000 compared to $1.6 million provided by investing activities for the same period of the prior year. The decrease was due primarily to amounts received from the sale of our catalog/distributor businesses in May 1998 and the purchase of short-term investments in the six months ended June 30, 1999. The total sales price is to be paid in three installments. We received the first installment of $2.0 million from the sale in May 1998, and we received the second installment of $900,000 in May 1999. We expect to receive the final $800,000 installment in May 2000. Capital expenditures totalled $845,000 for the six months ended June 30, 1999 compared to $391,000 for the six months ended June 30, 1998. Capital expenditures consisted of additional computer and software in both periods. In addition, we spent $320,000 in the six months ended June 30, 1999 to replace our older non-Year 2000 compliant computers and telephone systems.

   Cash provided by financing activities during the six months ended June 30, 1999 was $4.9 million compared to a use of $27,000 for the comparable period of the prior year. The increase was primarily attributable to the sale of preferred stock of $13.8 million in February 1999 partially offset by $8.8 million used to repurchase stock during the same period.

   In connection with our Series C and D preferred stock issuances in February 1999, we granted certain stockholders the right to sell shares of our common stock back to us at $1.64 per share. As of June 30, 1999, stockholders had exercised rights to sell 5,368,065 shares back to us at an aggregate price of approximately $8.8 million. Rights to sell back 623,895 shares at an aggregate price of approximately $1.0 million were outstanding as of June 30, 1999 and will expire on September 30, 1999 if not exercised. During August 1999, rights to sell back 540,642 shares were exercised and such shares were sold back to us at an aggregate price of approximately $887,000.

   We believe that our cash, cash equivalents and short-term investments at June 30, 1999, together with expected cash from operations and the net proceeds from this offering, will be sufficient to meet our liquidity needs for at least the next two years. In the event that this offering is not completed, we believe that our cash, cash equivalents and short-term investments, together with available borrowings, will be sufficient to meet our liquidity needs for at least the next twelve months.

Potential Impact of Inflation

   To date, inflation has not had a material impact on our business.

Qualitative and Quantitative Disclosure about Market Risk

   We do not use derivative financial instruments and do not have significant operations subject to fluctuations in foreign currency exchange rates. Our $2.5 million credit facility has an interest rate which is based upon the lender's prime rate plus 1.0%. As of June 30, 1999, no amounts were outstanding under this credit facility. An increase in the interest rate on this credit facility would make it more costly to borrow and may impede our growth strategies.

Year 2000 Compliance

   Many existing computer systems and software are coded to accept only two digit entries in the date code field and, as the century date change occurs, cannot distinguish the year 2000 from the year 1900. If not corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements.

   Our State of Readiness. We are assessing the impact that the Year 2000 problem may have on our operations and we have identified the following three areas of our business that may be affected:

     Internal Infrastructure. We have implemented a program to evaluate and address the impact of the Year 2000 problem on our information systems and non-information systems. We have partially replaced our computer information systems. As a result, we believe our systems are substantially Year 2000 ready. We expect that modifications or replacements with respect to any remaining Year 2000 issues will be made by the end of September 1999. Nevertheless, there can be no assurance that we will not experience unexpected Year 2000 problems.

     Third Party Suppliers and Partners. We use third-party equipment and software that may or may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues is, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. We have established Year 2000 readiness requirements for newly acquired products and services and are contacting the third parties from whom we have purchased any hardware and software products to validate that such products are Year 2000 compliant. We intend to complete our assessment, including the collection of Year 2000 readiness statements from our partners and vendors, of these parties' products by the end of September 1999.

     Clients. We have collected preliminary statements of Year 2000 readiness from each of our clients. Based on these preliminary statements, we believe our clients' systems are substantially Year 2000 ready. In addition, we are working with our clients to test data transmission and other integration processes. If our clients' products or systems are not Year 2000 compliant, our ability to sell our clients' products and services would be adversely affected.

   The Costs of Addressing Our Year 2000 Issues. To date, we have incurred only minimal internal costs in connection with identifying and evaluating Year 2000 compliance issues. Our expenses have generally related to the operational costs associated with time spent by our employees in the evaluation process and Year 2000 compliance in general. In the second quarter of 1999, we spent $320,000 to replace our older non-Year 2000 compliant computers and telephone systems. We do not expect the total costs of our Year 2000 compliance efforts to be material. If, however, these costs are substantially higher than we anticipate, it could have a material adverse effect on our business.

   The Risks Associated with Our Year 2000 Issues. Any failure of our equipment, software or services to operate properly could require us to incur unanticipated expenses, which could seriously harm our business. Our failure to make our Web site, network infrastructure and transaction processing systems Year 2000 compliant could result in:

    .  a decrease in our sales;

    . an increase in our allocation of resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources; and

    . an increase in litigation costs relating to losses suffered by our clients and our clients' customers due to Year 2000 problems.

   In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third party service providers and others outside of our control will be Year 2000 compliant. The failure of these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from operating our business, prevent visitors from accessing Web sites or change the behavior of consumers accessing Web sites, which could have a material adverse effect on our business.

   Our Contingency Plans. Our Year 2000 readiness program includes the periodic implementation of Year 2000 failure and disaster recovery scenarios designed to test our ability to conduct business under unexpected conditions, including power outages, Internet service outages, server or network hardware failure, date-based data inconsistencies and other Year 2000 contingencies. Based upon the results of these scenarios, we periodically update our preparedness practices and policies, including provisions for short-term manual operations, alternative data receipt and storage methodologies, secure off-site storage of software and data restoration media, and the establishment of a Year 2000 restoration team. As a result of our scenario development and response practices, we believe that our Year 2000 failure and disaster recovery plans are adequate, but not all inclusive, because all contingencies cannot be reasonably anticipated.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt FAS No. 133 for the year ending December 31, 2001. FAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of FAS No. 133 is not expected to have a material impact on our financial position or results of operations.

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 did not have a material impact on our financial position or results of operations.

                                    BUSINESS

Introduction

   We provide CRM services to software and other technology companies. We design and implement sophisticated sales, marketing and other customer relationship programs using the Internet and other communication channels. By integrating technologies, processes and people, we provide a transparent customer relationship infrastructure behind our clients' brands. Our solutions are used to increase the frequency and quality of customer interactions and provide greater opportunities to sell and renew software subscriptions, support and service contracts, training services, licenses and upgrades. Rainmaker's services are designed to increase revenue per customer, strengthen customer loyalty and retention, and improve customer awareness of our clients' products and services. Our clients are Borland, a division of Inprise Corporation, FTP Software, Inc., Lotus Development Corporation, a subsidiary of IBM, Network Computing Devices, Inc., Novell, Inc., Open Connect Systems Incorporated, Puma Technology, Inc., The Santa Cruz Operation, Inc., Sun Microsystems, Inc., Sybase, Inc. and Symantec Corporation.

   Rainmaker was founded in 1991 as UniDirect Corporation, a catalog/distributor of business software. In January 1995, we entered the CRM services business and signed our first CRM services contract. In 1997, we decided to focus exclusively on CRM services and added three new CRM services clients that year. In May 1998, we sold our catalog/distributor businesses.

Industry Background

   Competitive global markets and the increasing acceptance of the Internet as a medium for customer interaction have led to greater customer demands for higher levels of service, responsiveness, convenience, personalization and quality. In response to these pressures, the customer relationship function is evolving from a back office cost center to a revenue generating strategic operation. Maintaining quality customer relationships, as much as product quality and cost, is increasingly becoming an important competitive factor.

   Businesses are recognizing the value of improving their customer relationships to increase revenue and customer loyalty. One indicator of this heightened interest is the emergence of the CRM industry. AMR Research estimates that more than $2.3 billion was spent on CRM services in 1998, and that CRM spending will grow to $16.8 billion by 2003, representing a compounded annual growth rate of 49%. In spite of these expenditures, many businesses are not achieving the results they desire. A July 1999 study by Frontline Solutions indicated that 70%-80% of software and hardware vendors were not satisfied with their CRM tools. We believe there are several basic reasons why many CRM efforts are not delivering the desired results.

   The Internet and the proliferation of customer data have increased the frequency and complexity of customer interaction. The rapid growth of the Internet is changing the way businesses interact with their customers. We believe that customers' use of the Internet to compare products and transact business on-line is reducing customer loyalty, intensifying competition, increasing customer expectations for rapid response and increasing the frequency and complexity of direct customer interactions. In addition, there has also been a proliferation of customer data that companies are often unable to organize or use in a timely or efficient manner. These challenges can be more acute for software and other technology companies who face short product life cycles and who often serve sophisticated Internet users.

   Many current CRM solutions have inherent limitations. In response to the increasing complexity of CRM requirements and the expanding availability of customer data, businesses have invested in various software applications and services to address discrete aspects of CRM functions. Although these single-point solutions may be combined in an attempt to develop a comprehensive CRM program, we believe that this approach may not provide a satisfactory solution for many businesses for several reasons:

  . Most software applications and services do not easily integrate with each other or existing information systems. As a result, they often do not present a consistent and complete profile of the customer, which may sacrifice functionality and limit revenue generating opportunities.

  . Many providers of outsourced CRM services structure their compensation incentives based on activity levels, such as the number of customer e-mails or telephone calls handled, rather than the beneficial results those activities achieve. These compensation structures create incentives to shorten the length and quality of each customer interaction, which reduces the ability to obtain customer information and identify sales opportunities.

  . Effective CRM solutions require more than just the assembly of technology. They also require the development and coordination of processes and personnel throughout an organization and a comprehensive understanding of customer needs, marketing, data collection and analysis, Web application development and systems integration.

   In-house solutions require a level of specialization that is not consistent with many businesses' core competencies. To address the limitations of most commercially available single-point solutions, some companies have built custom in-house CRM solutions and applications. These solutions typically require lengthy implementation periods and can be expensive to build and maintain. Often companies are not able to build successful in-house CRM solutions because other priorities are more central to their organization's success. The core competencies of software and other technology companies are focused on product development and sales and marketing to new customers. As a result, a number of these companies view outsourcing of CRM functions as a way to focus their energies on core capabilities while increasing the revenue potential of their customer base and strengthening customer relationships. We believe that many companies can benefit from CRM solutions that:

  . enable businesses to rapidly deploy comprehensive programs that utilize the capabilities of the Web and maximize the use of customer data sources;

  . are easy to integrate with existing systems and third-party applications and enable businesses to adapt their CRM infrastructures to their continually evolving CRM needs; and

  . meet the demanding scalability, reliability and customization requirements of large installed customer bases and multiple product offerings.

The Rainmaker Solution

   We specialize in providing software and other technology companies with a comprehensive, outsourced approach to CRM for their installed customer base. We identify and profile our clients' customers, establish quality interactions with them, and increase selling opportunities through all stages of the customer life cycle. Our CRM solutions incorporate the following distinguishing characteristics:

   Comprehensive CRM Solutions. We offer our clients comprehensive CRM programs that combine technology infrastructure with established processes and a dedicated staff to deliver frequent personalized contact to our clients' installed customer bases. We act as a transparent extension of our clients' sales and marketing organization by designing targeted direct marketing programs using coordinated Web, e-mail, mail, fax and telephone campaigns. Our processes are designed to successfully market annual software subscriptions, service and support contracts, training services, and additional licenses throughout all points of the customer life cycle. These processes are complemented by loyalty programs designed to maintain customer satisfaction, renewal programs to prompt annual repurchases and fulfillment programs.

   Integrated Database Management and Reporting. We use our proprietary database expertise in combination with our sales and marketing programs, frequent customer profiling, data exchanges and reporting to deliver valuable customer intelligence to our clients. We utilize applications that share common access to a master, unified customer record. Our master customer record provides current data on each customer's product usage, product and service interests, buying patterns and preferred method of communication. This unified view of the customer, along with continual customer contact and intelligence gathering, is key to our CRM services.

   Expertise in Selected Industries. We offer expertise in designing and implementing CRM solutions for software and other technology clients through our understanding of customer buying behavior and industry-specific marketing strategies. Our industry focus also benefits our clients through reduced program implementation times and the sharing of best practices from our collective experience.

   Pay-for-Performance Contracts. We provide our CRM services under pay-for-performance arrangements in which our revenue is based on our ability to sell our clients' products and services to their customers. We believe that this business model better aligns our activities with the goals of our clients. Under our pay-for-performance model, our staff is encouraged to develop stronger relationships with our clients' customers, which lead to a better understanding of a customer's need and increase our ability to maximize revenue per customer.

The Rainmaker Strategy

   Our objective is to become the leader in providing CRM services to technology companies. The following are the key elements of our strategy:

  . Further Penetrate Our Existing Client Base. We intend to use our experience to increase the amount, scope and sophistication of services provided to existing clients, many of whom currently outsource only a small portion of their CRM functions.

  . Sign New Software Industry Clients. We will continue to emphasize our software industry focus and seek to expand the scope of this expertise. We believe that our expertise in providing CRM services to the installed customer base of software publishers enhances our ability to help additional software companies use CRM services to gain competitive advantages. Our focus enables us to employ industry experts, pursue targeted sales and marketing campaigns, develop effective marketing and customer retention programs and capitalize on referrals from existing clients.

  . Create Additional Services & Delivery Models. We intend to develop and offer CRM services beyond our current outsourcing model, such as CRM consulting services and CRM application rental through an application service provider model. We believe that the continued evolution of our CRM services will strengthen our competitive position.

  . Develop Our International Presence. We currently provide our CRM services to our clients' installed customer bases in the United States and Canada. We intend to broaden our capabilities to serve additional international markets to more fully address our clients' installed customer bases, many of which we believe have significant international needs for CRM. We believe that the continued growth and acceptance of the Internet, combined with the proliferation of increasingly cheap, high-bandwidth telecommunication infrastructures worldwide, will facilitate our ability to provide Web-based and other CRM programs in international markets.

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

  . Extend Our Solutions Into Additional Technology Markets. In addition to further penetrating the software industry, we intend to broaden our market to include warranty and service contracts for leading hardware and other technology companies. These companies typically have large installed customer bases and market multiple products with frequent enhancements and after-market products and services.

Services

   Our CRM services combine a technology infrastructure, established processes, and customer-oriented personnel to deliver a comprehensive solution that is designed to derive increased revenue from our clients' customer bases. Our services are designed to effectively profile a client's customer base and then market software subscriptions, service and support contracts, training services, licenses and upgrades. We implement these services using a variety of communication channels including Web site and e-mail interaction, personal assistance and direct marketing. The objective of our CRM services is to foster deeper, richer customer relationships that strengthen customer loyalty to our clients. We believe that the more information we obtain concerning a customer, the more likely that we will be able to market additional products and services that meet the needs of the customer. Our CRM services can be broadly categorized as follows:

   Client Integration Services. Once a new client has signed a contract, we establish a dedicated Client Integration team to understand the client's business processes and to integrate such processes with our services and solutions. Our Client Integration team works closely with our client's product management and marketing executives to ensure a coordinated effort and to expedite information exchange throughout the entire integration process. This integration phase typically requires up to four months from contract signing, and generally entails the following steps:

  . integrating and mapping the client's different databases into a unified view of the customer profile, which resides in our database;

  . defining the underlying business rules of the client which affect systems and procedures, including sales operations, channel coordination, reporting, lead routing, and post-sale information exchange;

  . developing a detailed marketing plan to increase the revenue potential of the client's installed customer base and ensure consistency with existing marketing programs;

  . building Web-based capabilities and hosting new Web functionality that transparently integrates with the client's Web site; and

  . forming our dedicated sales, marketing and support teams and training them on the client's products and business practices.

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

   Customer Revenue Programs. Upon completion of client integration, we initiate a variety of sales and marketing programs designed to foster customer loyalty and enhance knowledge about the customer through frequent interaction. These programs focus on increasing sales to our clients' installed customer base. We implement these programs in a continuous cycle throughout the life of the contract based on the individual buying patterns of each customer, as shown in the graphic below.
            [Graphic appears here, with the following descriptions:
Our marketing, sales and client interaction programs are focused on four stages of the customer life cycle to grow the customer base and increase the lifetime value of each customer.
1) Attachment programs focus on the sale of software subscriptions and service contracts immediately after the initial sale.
2) Search for and Rescue of unregistered or inactive customers further increases the lifetime value of customers.
3) Loyalty programs focus on building brand and product loyalty to ensure the customer is well informed and well served.
4) Renewal programs are designed to increase contract renewal rates.

  . Attachment Programs. Attachment programs focus on the sale of additional subscriptions and service contracts immediately after the initial sale, which often represents the time of greatest customer interest in a client's product. Through customer profiling and monitoring, we combine targeted marketing initiatives and incentives to improve attachment rates for software subscriptions and service contracts. Successful attachment programs generate incremental revenue streams while establishing a stronger link with customers.

  . Search and Rescue Programs. Search and Rescue programs use proactive communications to enhance the accuracy, completeness and value of our clients' databases of installed customers. These programs locate and pursue inactive or unregistered customers from our clients' databases. By pursuing and profiling customers, we can then reestablish and broaden customer relationships through cross-selling and special promotions.

  . Loyalty Programs. Loyalty programs are designed to measure and enhance customer satisfaction throughout the customer life cycle. Loyalty program initiatives include periodically distributing customized newsletters containing helpful product information and customer satisfaction surveys to update and refine customer profiles in advance of renewal dates.

  . Renewal Programs. Renewal programs involve repetitive sales processes and automated marketing activities that are designed to increase contract renewal rates and to create a reliable and predictable stream of revenue. We contact the customer in advance of and after contract expiration, and appropriately escalate the frequency of customer interaction. In addition, we collect customer responses and provide statistical feedback to our clients.

   Implementation of Revenue Programs. We employ a variety of methods to communicate with our clients' installed customer base, foster closer relationships with those customers and generate additional sales. These methods include the following:

  . Web Site and E-mail Interaction. We create and manage online customer interaction by developing and hosting client-branded interactive Web pages and implementing frequent e-mail marketing campaigns. These efforts allow us to distribute helpful information to customers such as the availability of product enhancements and special promotions, and answers to frequently asked questions. Through these Web pages, customers can complete,

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

   confirm and track orders online and download ordered software and associated product literature. E-mail campaigns include the distribution of messages that link to personalized Web pages, and electronic newsletters that alert customers of product enhancements, special promotions or upcoming renewal dates.

  . Personal Assistance and Sales. We manage inbound and outbound calling programs. We create sophisticated outbound calling programs that use our databases to implement our sales and marketing initiatives. We provide sales assistance to customers who click on a Web-call button when using one of our client-branded Web sites or who call a published 800-number. Our client teams are specifically trained to answer questions, provide product information, pursue cross selling opportunities and execute orders.

  . Direct Marketing. We create and implement frequent direct marketing campaigns using fax and postal distribution. These campaigns provide another way to alert customers of product enhancements, special promotions and renewal opportunities and to enhance our customer database with survey information.

   Fulfillment Services. We maintain a selected inventory of our clients' products and associated documentation and packaging. We also produce electronic licenses for many clients. Orders are typically processed on the same day they are received, and non-electronically delivered items are sent by the customer's preferred shipping method. Customers are invoiced and payments are collected by us.

   Customer Intelligence and Reporting Services. Our frequent one-on-one interaction with the customer provides us with customer intelligence including levels of overall satisfaction with our clients' products, their interest in future product releases, additional functionality needs, and interest in other competitive product offerings. We share this customer intelligence with our clients, allowing them to better tailor future releases to meet customer demand, while increasing their overall knowledge of the market, technology shifts and competitive offerings. We also provide daily, weekly and monthly revenue reports to our clients that demonstrate the financial contributions of our programs and help clients measure sales progress and build their revenue forecasts.

Our Clients

   Our clients consist of software and other technology companies with significant installed customer bases and products that benefit from improved software subscription, maintenance or service contract marketing programs. Our current clients are listed below:

   Client Name                                 Client Since Type of Business
   -----------                                 ------------ ----------------
   The Santa Cruz Operation, Inc.              January 1995 Software
   Sun Microsystems, Inc.                      March 1997   Hardware/Software
   Network Computing Devices,
    Inc.                                       May 1997     Hardware
   FTP Software, Inc.                          July 1997    Software
   Novell, Inc.                                April 1998   Software
   OpenConnect Systems, Incorporated           April 1998   Software
   Symantec Corporation                        January 1999 Software
   Sybase, Inc.                                March 1999   Software
   Borland, a division of Inprise Corporation  April 1999   Software
   Lotus Development Corporation,
    a subsidiary of IBM                        May 1999     Software
   Puma Technology, Inc.                       July 1999    Software

   In 1997, sales to customers of SCO, FTP and Sun accounted for approximately 72%, 10% and 12%, respectively, of our CRM services revenue. In 1998, sales to customers of SCO, FTP and Novell accounted for approximately 46%, 21% and 16%, respectively, of our CRM services revenue. For the six months ended June 30, 1999, sales to customers of SCO, FTP and Novell accounted for approximately 49%, 17% and 10%, respectively, of our CRM services revenue. Since the acquisition of FTP by NetManage, Inc. in August 1998, our revenue from FTP has decreased, is expected to continue to decrease and could eventually be eliminated.

Customer Case Studies

   The following examples illustrate how some clients are using our services and solutions to manage their customer relationships. There can be no assurance that new or existing clients will achieve any or all of the benefits described below.

  Sybase, Inc.

   Sybase, Inc. (Nasdaq: SYBS), a leader in enterprise data management and application development, focuses on delivering end-to-end solutions for mobile and embedded computing, data warehousing, and Web computing environments.

   Challenge: Sybase wanted to quickly introduce and market a new product, PowerBuilder Web Deployment Kit (WDK), to its installed customer base.

   Solution: We proposed and implemented a Web-based "Try-and-Buy Program" within 48 hours of receiving approval from Sybase. We designed, established and hosted a client-branded Web site linked to Sybase's corporate site. This Web site contained PowerBuilder WDK product information and a trial version which customers could download once key profile data was provided. To drive customers to this Web site, we designed and sent an e-mail promoting PowerBuilder WDK to Sybase customers that included a link to our newly designed Web site. In addition, we promoted the PowerBuilder WDK product and Web site in outbound phone calls to selected Sybase customers.

   Results: Thousands of trial versions of PowerBuilder WDK have been downloaded since June 15, 1999 by customers who provided us with customer profile data. Using this data, we follow up on customer reaction to, and interest in, this product, sell PowerBuilder WDK subscriptions, and report customer feedback to Sybase.

  The Santa Cruz Operation, Inc.

   SCO (Nasdaq: SCOC) is a global leader in business system software for network computing. By combining UNIX(R) systems with Intel processor-based servers, SCO has become the leading provider of UNIX server operating systems.

   Challenge: SCO sought to increase their customer purchase and renewal rate for software maintenance programs.

   Solution: In 1995, SCO engaged us to create a new software maintenance subscription program to attract new purchasers, improve renewal rates and build closer ties with its installed customer base. To accomplish this, we worked with SCO management and their channel partners to create a robust subscription offering including upgrades, monthly e-newsletters, and CD-based software libraries. We marketed this program through e-mail and fax distribution, a client-branded Web site that we created and maintained and worked with channel partners at the point-of-sale. Throughout this ongoing program, we catalog and report customer trends and responses, refine and populate SCO's customer databases and automatically alert customers to renewal dates for the extension of their maintenance contracts.

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

   Results: Since working with us, SCO has significantly increased the number of maintenance subscription customers and renewal rates, enhanced its knowledge of these customers and streamlined their ongoing product offering. On the basis of this performance, SCO has increased its use of our CRM services.

Sales and Marketing

   We market our services to software and other technology companies through a direct sales force. Our direct sales professionals typically have significant technology sales experience. As of June 30, 1999, we had nine sales and marketing professionals who were responsible for developing new clients as well as new opportunities within existing clients. We have significantly expanded our direct sales force in the past year and intend to continue this expansion to broaden our sales and marketing efforts.

   Our marketing efforts typically involve sales cycles of six to nine months followed by an integration cycle of up to four months due to the significant strategic implications associated with outsourcing CRM solutions. Throughout the sales cycle, our direct sales professionals maintain frequent contact with senior management of a potential client. The typical sales cycle involves the following primary stages:

  . prospecting, qualifying and opportunity identification;

  . conferring with the client, fine-tuning recommendations, developing proposals; and

  . developing business and revenue plans and contract signing.

   Corporate marketing efforts promote client growth and acquisition by creating strategically focused programs that drive understanding and belief in our CRM vision, create preference for our products and services and build the Rainmaker brand. These programs consist of customized direct marketing activities using e-mail, Web, presentations and printed literature targeted at the senior management level of prospective clients.

Service and Technology Development

   We set a high priority on developing new service offerings for our clients and their installed customer bases. Our goal is to develop new offerings that extend our current capabilities into a series of services that can be rapidly sold and delivered to multiple clients and customer bases. Service development cycles begin when an individual or team receives or conceives an idea through interaction with prospective or existing clients, customers and existing systems. Ideas are documented and presented to an evaluation committee who in turn filters and prioritizes these ideas.

   After new offerings are approved, projects are assigned to teams comprised of experienced business and technical professionals for rapid prototyping and development. These teams, led by product or project managers, are responsible for developing the design, coding, production, and testing of new offerings, as well as coordinating the development of pricing methodologies, product life cycle plans, documentation, marketing materials, training and rollout plans. Upon completion of testing, services are rolled out initially to one client or a select customer segment, or in the case of entirely new services, interested clients previously identified by client development, client relations or product management groups.

Competition

   The market for CRM solutions is intensely competitive and subject to rapid change. However, we believe that no single competitor has amassed the full complement of integrated CRM services or software products for our targeted markets. In addition to the competitors listed below, we face competition from internal CRM departments of current and potential clients. Our competitors approach CRM from a variety of different strategic and pricing models including:

   Custom-built and tailored point solutions. Comprehensive system integrators, such as Andersen Consulting and Sapient Corp. implement either in-house CRM systems incorporating point solutions from companies, such as Siebel Systems, Inc., E.piphany, Inc., Pivotal Corporation, Silknet Software, Inc., Clarify, Inc. and Kana Communications, Inc., or custom built solutions tailored to a customer's needs.

   E-commerce solutions providers. E-commerce solutions providers, including Razorfish Inc., Scient Corp. and Viant Corp., design and implement customized e-commerce Web sites addressing customer segmentation, online customer behavior, the design and creation of positive user experiences, customer information capture and analyses, and effective online customer service.

   Outsource providers of individual types of customer interaction. A variety of businesses offer different components of customer interaction management including data and Web-hosting services from Exodus Communications, Inc. and USinternetworking, Inc., one-stop Web transaction and fulfillment solutions from CyberSource Corp., telesales-based marketing campaign management from Harte-Hanks, Inc. and Sitel Corp. and fulfillment services from Modus Media International, Inc.

   The principal competitive factors affecting our market include the return on investment from the implementation of the service or solution, and the breadth, performance, scalability and reliability of the service and solution once implemented. Although we believe that our pay-for-performance model, ease of integration and comprehensive service offering currently competes favorably with respect to these factors, our market is relatively new and evolving rapidly.

Intellectual Property and Proprietary Rights

   We protect our intellectual property through a combination of trademark, service mark, trade name and copyright protection, trade secret protection and confidentiality agreements with our employees and independent contractors, and have procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of our clients. Effective trade name, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services and products are made available on-line. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trade names, trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us. The legal status of many aspects of intellectual property on the Internet is currently uncertain. We have recently applied for registration of the service mark "Rainmaker Systems" in the United States, but we presently have no applications pending in foreign countries for this or any other trademark or service mark.

Government Regulation

   We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. The Internet is rapidly evolving and there are few laws or regulations directly applicable to online commerce. Due to the increasing popularity and use of the Internet, governmental authorities in the United States and abroad may adopt laws and regulations to govern Internet activities. Laws with respect to online commerce may cover issues such as pricing, distribution and characteristics and quality of products and services. Laws affecting the Internet may also cover content, copyrights, libel, and personal privacy. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business.

   Although our online transmissions currently originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. As our services are available over the Internet virtually anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web site or prosecute us for violations of their laws. We cannot assure you that state or foreign governments will not charge us with violations of local laws or that we might not unintentionally violate these laws in the future.

   A number of government authorities are increasingly focusing on online privacy issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of some information regarding Internet users. This directive may limit our ability to target customers or collect and use information in some European countries.

   Our business is also subject to regulation in connection with our telemarketing activities. The FTC's telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. The federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to this federal law. The failure to comply with applicable statutes and regulations could have a material adverse effect on our business. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit our activities in the future or significantly increase the cost of regulatory compliance.

Employees

   As of June 30, 1999, we employed 179 persons. Our 101 service delivery personnel are responsible for promoting and selling our clients' products and building relationships with our clients' customers. Our nine sales and marketing employees are responsible for promoting our services to new and existing clients. We also have 27 product development personnel who develop the computer, Internet, Web and telecommunications infrastructure that provides the foundation for our service offerings. Our remaining 42 employees are in the finance, operations and human resources departments. None of our employees is represented by a labor union or is subject to a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relationships with our employees to be good.

Properties

   Our facility is located in one building in Scotts Valley, California. The space is covered by leases which expire between February 2002 and December 2004 and cover approximately 69,000 square feet. We believe that this facility is adequate for our current needs.

Legal Proceedings

   We currently are not a party to any material legal proceedings and are not aware of any pending or threatened litigation that would have a material adverse effect on us or our business.

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

                                   MANAGEMENT

Executive Officers and Directors

   The following table provides certain information with respect to our executive officers and directors:

          Name            Age                           Position
          ----            --- ------------------------------------------------------------

Michael Silton..........   35 Chairman of the Board, President and Chief Executive Officer
Janice Wissler..........   53 Executive Vice President, Worldwide Sales and Marketing
Robert Mason............   43 Senior Vice President, Service Delivery
Frank Orasin............   51 Vice President, Finance
Randy Lowe..............   41 Vice President, Sales
Richard Marotta.........   40 Vice President, Information Technology
Tina Lally..............   28 Vice President, Marketing Service Delivery
Winifred "Wink" Grelis..   51 Vice President, Corporate Marketing
Alok Mohan (1)..........   51 Director
Robert Leff (2).........   52 Director
Peter Silton(1)(2)......   67 Director
Andrew Sheehan(1)(2)....   41 Director

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Michael Silton has served as President and Chief Executive Officer since October 1997 and our Chairman of the Board since inception. In 1991, he founded Rainmaker's former business UniDirect, which specialized in the direct marketing and sales of business software.

   Janice Wissler has served as Executive Vice President, Worldwide Sales and Marketing since May 1999. From July 1998 to May 1999, Ms. Wissler served as the Executive Vice President of Global PC, a start-up computer hardware company. From June 1994 to July 1998, she served as General Manager, Vice President, Worldwide Sales and Marketing for Traveling Software. Prior to joining Traveling Software, Ms. Wissler held senior positions in several software companies, including Vice President, International for Claris, President and Chief Executive Officer of Intelligent Graphics Corp., Director of Marketing Services at WordStar International and Director of Marketing and Sales for ITT Publishing.

   Robert Mason has served as Senior Vice President, Service Delivery since April 1999 and was the Chief Financial Officer and Secretary from May 1995 to April 1999. From May 1993 to May 1995, Mr. Mason served as the Chief Financial Officer, Chief Operating Officer and Secretary of General Micro Systems, Inc., a computer manufacturer. From May 1980 to May 1993, he held several positions at MAI Systems, an enterprise solution provider, most recently as the Director of Finance and Administration for North American sales. Mr. Mason is a CPA and a Certified Internal Auditor.

   Frank Orasin has served as Vice President, Finance since June 1999 and served as a finance and information technology consultant for us from April 1999 to June 1999. From June 1996 to March 1999, Mr. Orasin served as Vice President of Finance, Information Technology and Legal for Hitachi PC Corporation. From October 1995 to March 1996, he served as the Chief Financial Officer and Vice President, Finance of Berkeley Software Design, a software company. From November 1993 to September 1995, Mr. Orasin served as Director of Finance of SCO, where he managed merger and acquisition activities.

   Randy Lowe has served as Vice President, Sales since February 1995. From October 1993 to February 1995, Mr. Lowe served as the General Manager of Distribution at Rainmaker. From August

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

1992 to September 1993, Mr. Lowe was employed at Specialix, a manufacturer of UNIX connectivity hardware.

   Richard Marotta has served as Vice President, Information Technology since July 1995. From April 1984 to August 1997, Mr. Marotta also served as the President of Your Way Automation, a private company which specialized in distribution systems for commercial environments.

   Tina Lally has served as Vice President, Marketing Service Delivery since April 1999. Since joining Rainmaker in March 1994 as a member of our sales team, Ms. Lally has held various positions, including Director of Creative Services from February 1998 to April 1999.

   Winifred "Wink" Grelis has served as Vice President, Corporate Marketing since July 1999. From January 1995 to September 1998, she served as Senior Director of Corporate Communications for Adobe Systems, Inc., a graphic design and publishing software company. From March 1994 to January 1995, Ms. Grelis served as the Director of Market Services for The Nasdaq Stock Market, Inc. From September 1992 to March 1994, Ms. Grelis served as the Director of Customer Marketing of EO, Inc., a hardware and software company.

   Alok Mohan has served as a director of Rainmaker since 1996. Mr. Mohan has been serving as Chairman of SCO, a software company, since April 1998. From July 1995 to April 1998, Mr. Mohan served as the Chief Executive Officer of SCO. Prior to that, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer of SCO. Prior to joining SCO, Mr. Mohan was employed with NCR Corporation, a business software and services company, where he served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller from July 1993 to May 1994.

   Robert Leff has served as a director since 1996. Mr. Leff also serves as a strategic and financial consultant to growth stage companies in the personal computer industry. From 1980 to 1985, Mr. Leff served as President and Chief Executive Officer and from 1985 to 1994 he served as Co-Chairman of Merisel, Inc., a wholesale distributor of computer products, which he co-founded. Mr. Leff serves on the board of directors of PC Service Source, a service logistics company, and AudioHighway.com, Inc., an Internet-related company.

   Peter Silton has served as a director since 1996. From 1969 to 1987, Mr. Silton served as President of Silton Apparel Management Systems, a company which specialized in systems, software and computer operations for the apparel industry which he founded. Mr. Silton is the father of Michael Silton, our Chairman, President and Chief Executive Officer.

   Andrew Sheehan has served as a director of Rainmaker since February 1999. Since April 1998, Mr. Sheehan has been employed by and is a managing member of the general partner of ABS Capital Partners III, L.P. From 1985 to 1998, Mr. Sheehan held various positions at BT Alex. Brown, most recently as Managing Director.

Board Composition

   Our board of directors currently has five members. In accordance with the terms of our certificate of incorporation to be filed prior to this offering in connection with our reincorporation in Delaware, the board of directors will be divided into three classes, each serving staggered three-year terms: Class I, whose initial term will expire at the annual meeting of stockholders held in 2000; Class II, whose initial term will expire at the annual meeting of stockholders in 2001; and Class III, whose initial term will expire at the annual meeting of stockholders in 2002. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Michael Silton and Robert Leff have been designated as Class I directors; Alok Mohan and Peter Silton have been designated as Class II directors; and Andrew Sheehan has been designated as a Class III director. These provisions in our certificate of incorporation may have the effect of delaying or preventing changes in control or management of Rainmaker. See "Description of Capital Stock."

Committees of the Board

   The board of directors has established two standing committees: the audit committee and the compensation committee. The audit committee consists of Andrew Sheehan, Alok Mohan and Peter Silton and recommends the appointment of independent public accountants for the annual audit of our financial statements to the board of directors. The audit committee reviews the annual audit and our accounting and financial policies in general. The audit committee also reviews management's procedures and policies with respect to our internal accounting controls.

   The compensation committee consists of Andrew Sheehan, Robert Leff and Peter Silton and reviews and approves salaries, benefits and bonuses for the Chief Executive Officer and Chief Financial Officer. It reviews and recommends to the board of directors on matters relating to employee compensation and benefit plans. The compensation committee also administers our stock plans.

Compensation Committee Interlocks and Insider Participation

   Prior to the formation of our compensation committee in May 1999, all decisions relating to compensation of our executive officers were made by the board of directors.

   On February 12, 1999, ABS Capital Partners III, L.P., purchased 7,926,829 shares of Series C preferred stock and currently holds more than five percent of our outstanding stock. Andrew Sheehan is a managing member of the general partner of ABS Capital Partners III, L.P.

   In March 1999, we repurchased at a price of $1.64 per share (i) 150,000 shares of common stock from Peter Silton; (ii) 2,033,222 shares from Michael Silton, our Chief Executive Officer and son of Peter Silton; (iii) 58,800 shares from Petra Silton, a daughter of Peter Silton; (iv) 30,000 shares from Triana Silton, a daughter of Peter Silton; and (v) 8,000 shares from Peter Silton, Trustee of the Anthony and Deborah Romain Irrevocable Trust.

   In December 1996 and January 1997, we loaned approximately $98,200 to Michael Silton, the son of Peter Silton, for relocation expenses which was payable without interest. In June 1998, we forgave the loan amount and paid Mr. Silton an additional $85,900 to account for the income tax liability associated with the loan forgiveness.

   None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No current member of our compensation committee has ever been an officer or employee of Rainmaker.

Director Compensation

   Robert Leff was granted options to purchase 400,000 and 10,000 shares of common stock at an exercise price of $0.315 and $0.435 per share in 1996 and 1998, respectively. Alok Mohan was granted options to purchase 200,000, 10,000 and 30,000 shares of common stock at an exercise price of $0.315, $0.435 and $0.50 per share in November 1996, September 1998 and December 1998, respectively. Peter Silton was granted options to purchase 49,000 and 10,000 shares of common stock at an exercise price of $0.06 and $0.435 per share in August 1995 and September 1998, respectively. Our directors do not receive cash compensation for their services on the board. Alok Mohan and Peter Silton provide consulting services to us for which they are paid $1,500 and $2,500 per month, respectively. Under our 1999 Stock Incentive Plan, each person who first becomes a non-employee board member after this offering will receive an option grant for 10,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who continues to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 4,000 shares of common stock, provided such individual has served on the board for at least six months.

Executive Compensation

 Summary Compensation Information

   The following table summarizes the compensation earned by, or paid to, our Chief Executive Officer and our four other most highly compensated executive officers, who received compensation in excess of $100,000 in 1998 (the "Named Executive Officers"). The compensation table excludes other annual compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the Named Executive Officers in 1998.

                           Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                      Annual       ------------
                                   Compensation     Securities
                                 -----------------  Underlying   All Other
Name and Principal Position       Salary   Bonus     Options    Compensation
---------------------------      -------- -------- ------------ ------------
Michael Silton.................. $244,720 $106,742       --       $194,691(1)
  Chairman, President and
   Chief Executive Officer
Robert Mason(2).................  195,010   59,492    20,100       127,134(3)
  Senior Vice President, Service
   Delivery
Chris Sterbenc(4)...............  115,648   82,962    10,000         2,237(5)
  Vice President, Sales Service
   Delivery
Randy Lowe......................  146,786   24,250    10,000           534(5)
  Vice President, Sales
Richard Marotta.................  153,750   11,779   160,000           --
  Vice President, Information
   Technology

--------
(1) Includes a relocation loan of $98,191 which was forgiven and $85,918 to account for the income tax liability associated with the loan forgiveness, $8,893 of life insurance premiums paid by us and $1,689 of 401(k) matching contributions paid by us.
(2) Served as Chief Financial Officer and Secretary in 1998.
(3) Includes a relocation loan of $67,804 which was forgiven and $59,330 to account for the income tax liability associated with the loan forgiveness.
(4) No longer an employee of Rainmaker.
(5) Represents 401(k) matching contributions paid by us.

 Option Grants

   The following table sets forth summary information concerning individual grants of stock options made to the Named Executive Officers in 1998.

                             Option Grants in 1998

                                                                       Potential Realizable
                                       Individual Grants                 Value at Assumed
                         ---------------------------------------------   Annual Rates of
                         Numbers of Percentage of                          Stock Price
                         Securities Total Options                        Appreciation for
                         Underlying  Granted to   Exercise                 Option Term
                          Options   Employees in  Price Per Expiration --------------------
Name                      Granted    Fiscal Year    Share      Date       5%        10%
----                     ---------- ------------- --------- ---------- --------- ----------
Michael Silton..........      --          --          --         --          --         --
Robert Mason............   20,100          2%       $0.44    9/26/08   $   5,562 $   14,095
Chris Sterbenc(1).......   10,000          1         0.44     4/1/99       2,767      7,012
Randy Lowe..............   10,000          1         0.44    9/26/08       2,767      7,012
Richard Marotta.........  160,000         14         0.44     2/4/08      44,274    112,199

--------
(1) No longer an employee of Rainmaker.

   Each option listed in the table above was granted under our 1998 Stock Option/Stock Issuance Plan. The options shown in this table vest as follows:

  . 25% upon the completion of one year of employment from the date of grant, and

  . 2.1% upon the completion of each month of employment thereafter such that after the next 36 months of employment all options will have vested.

   To the extent not already vested, all of these options will become vested in the event of a merger in which more than 50% of our outstanding securities are transferred to persons different from those persons who are our stockholders prior to the merger or upon the sale of substantially all our assets in complete liquidation or dissolution. This acceleration feature does not apply in the event that the options are assumed by the successor corporation in the merger or are replaced with a cash incentive program.

   The potential realizable value is calculated based on the ten year term of the option at its time of grant. It is calculated based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projections of future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

 Option Exercises and Holdings

   The following table sets forth certain information regarding options held by the Named Executive Officers on December 31, 1998. No options were exercised by the Named Executive Officers during 1998.

   Aggregated Option Exercises in Last Fiscal Year And Fiscal Year End Option
                                     Values

                             Number of Securities               Value of Unexercised
                            Underlying Unexercised             In-the-Money Options at
                         Options at Fiscal Year End(#)           Fiscal Year End($)
                         ----------------------------------   -------------------------
          Name            Exercisable        Unexercisable    Exercisable Unexercisable
          ----            -----------       ---------------   ----------- -------------
Michael Silton..........                --                 --       --          --
Robert Mason............            740,100                --  $482,233         --
Chris Sterbenc (1)......            360,000                --   260,700         --
Randy Lowe..............            457,000                --   348,140         --
Richard Marotta.........            510,050                --   290,545         --

--------
(1) No longer an employee of Rainmaker.

Employment Agreements

   We do not currently have any employment agreements with any of our Named Executive Officers. Accordingly, the board of directors may terminate the employment of any such officer at any time in its discretion. Effective April 1, 1999, Chris Sterbenc resigned as our Vice President, Sales Service Delivery. We entered into a Separation Agreement with Mr. Sterbenc pursuant to which he will be paid an aggregate amount of approximately $103,600 and his COBRA premiums from May 1 through October 31, 1999.

1999 Stock Incentive Plan.

   Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1995 Stock Option/Stock Issuance Plan and 1998 Stock Option/Stock Issuance Plan. The 1999 plan was adopted by the board in September 1999 and approved by the stockholders in September 1999. The 1999 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1995 Plan and 1998 Plan will be transferred to the 1999 plan, and no further option grants will be made under the 1995 Plan and 1998 Plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

   Share Reserve. 8,632,407 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1995 Plan and 1998 Plan plus an additional increase of 5,000,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to four percent of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 3,000,000 shares. In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year.

   Programs. Our 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock which will vest upon the attainment of performance milestones or upon the completion of a period of service or which are fully vested at issuance as a bonus for past services;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

   Eligibility. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

   Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

   Plan Features. Our 1999 plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1995 Plan and 1998 Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1998 plan have any stock appreciation rights.

   Change in Control. The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under our 1995 Plan and 1998 Plan will immediately vest in the event we are acquired and the acquiring company does not assume those options. Certain of those options, however, contain an additional vesting acceleration feature which will result in the immediate vesting of those options upon an involuntary termination of the optionee's employment within 18 months following an acquisition of Rainmaker in which those options are assumed.

   Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

   Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 10,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 4,000 shares of common stock, provided such individual has served on the board for at least six months.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each annual automatic grant will vest in a series of two successive semi-annual installments upon the optionee's completion of each six month period of board service over the twelve month period measured from the grant date. The shares subject to each initial 10,000-share automatic option grant will vest in a series of eight successive quarterly installments upon the optionee's completion of each six month period of board service over the 24-month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

   Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

   Additional Program Features. Our 1999 plan will also have the following features:

  . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than September 2009.

1999 Employee Stock Purchase Plan.

   Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board in September 1999 and approved by the stockholders in September 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 1,000,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to one percent of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 400,000 shares.

   Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in October 2001. The next offering period will start on the first business day in November 2001, and subsequent offering periods will set by our compensation committee.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. In no event, however, may any participant purchase more than 1,000 shares on any purchase date, and not more than 100,000 shares may be purchased in total by all participants on any purchase date.

   Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of October
     2009.

  . The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

401(k) Plan

   We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 18 years old may enter the plan as of the first day of their employment. Participants may make pre-tax contributions to the plan of up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We match 25% of the first 6% of the employee's compensation contributed to the plan. Our contribution vests 20% on each anniversary date. Contributions by the participants, or us, to the plan and the income earned on these contributions are generally not taxable to the participants until withdrawn. Our matching contributions, if any, are generally deductible when made. Participant and company matching contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

                              CERTAIN TRANSACTIONS

   On February 12, 1999, we issued 8,536,585 shares of Series C convertible participating preferred stock at $1.64 per share for cash proceeds of approximately $14 million. ABS Capital Partners III, L.P., or ABS, purchased 7,926,829 shares of Series C preferred stock. Andrew Sheehan, a managing member of the general partner of ABS, became a member of our Board of Directors in February 1999.

   Concurrently with the closing of the Series C investment, we also issued 5,717,470 shares of Series D convertible participating preferred stock to SCO in exchange for all of the securities previously held by SCO, including a convertible debenture in the principal amount of $995,529, warrants to purchase 2,844,370 shares of common stock and Series A convertible preferred stock convertible into 2,873,100 shares of common stock.

   We purchased products and service agreements from SCO at a cost of $11.7 million in 1996, $15.6 million in 1997, $15.9 million in 1998 and $8.6 million during the six months ended June 30, 1999. Also, during 1996, 1997 and 1998, and the six months ended June 30, 1999, we received marketing development fund reimbursements of $674,000, $995,000, $982,000, and $447,000 respectively, from
SCO. SCO holds more than five percent of our outstanding shares of common stock. Alok Mohan, a member of our board of directors, is the Chairman of the Board of SCO and from July 1995 to April 1998 was the Chief Executive Officer of SCO.

   During April and May 1999, we used $7.9 million of the Series C investment proceeds to repurchase shares of common stock at a price of $1.64 per share from certain of our stockholders, including (i) 2,033,222 shares from Michael Silton our Chief Executive Officer who holds more than five percent of our outstanding common stock; (ii) 1,048,904 shares from Laurel James, who holds more than five percent of our outstanding common stock; (iii) 1,033,884 shares from Bernard Jubb, who holds more than five percent of our outstanding common stock; (iv) 350,000 shares from SCO, (v) 36,799 shares from Richard Marotta, our Vice President, Information Technology (vi) 43,808 shares from Jill Silton, mother of Michael Silton; (vii) 150,000 shares from Peter Silton, a director and father of Michael Silton; (viii) 58,800 shares from Petra Silton, a sister of Michael Silton and a daughter of Peter Silton; (ix) 30,000 shares from Triana Silton, a sister of Michael Silton and a daughter of Peter Silton; and
(x) 8,000 shares from Peter Silton, Trustee of the Anthony and Deborah Romain Irrevocable Trust.

   In connection with the repurchase of common stock, SCO elected to receive a put right to cause us, at SCO's option, to purchase additional shares of our common stock. SCO subsequently exercised its put right, and we repurchased from SCO 540,642 shares in June 1999 and 540,642 shares in August 1999, at a price of $1.64 per share.

   In February 1999, we loaned $100,000 to Mr. Jubb as an advance of a portion of the purchase price for the anticipated repurchase of shares of common stock held by Mr. Jubb. The loan was secured by 60,975 shares of common stock and was repaid in April 1999 upon the repurchase of Mr. Jubb's shares as described above. No interest was charged on the loan.

   Richard Marotta, our Vice President, Information Technology, was the President and sole stockholder of Your-Way Automation, Inc., which provided information technology consulting services and sales of hardware to us. For these services rendered to us, Your-Way received fees of $599,355 in 1996, $774,842 in 1997 and $15,224 in 1998.

   In December 1996 and January 1997, we loaned approximately $98,200 to Michael Silton for relocation expenses which was payable without interest. In June 1998, we forgave the loan amount and paid Mr. Silton an additional approximately $85,900 to account for the income tax liability associated with the loan forgiveness. We loaned approximately $67,800 during 1997 to Robert Mason for relocation expenses which was payable without interest. In June 1998, we forgave the loan amount and paid Mr. Mason an additional approximately $59,300 to account for the income tax liability associated with the loan forgiveness. Mr. Mason is Senior Vice President, Service Delivery and was our Chief Financial Officer and Secretary from May 1995 to April 1999.

   Effective September 30, 1997, Bernard Jubb resigned as our President and Chief Executive Officer. Mr. Jubb and Rainmaker entered into a Separation Agreement pursuant to which Mr. Jubb was engaged as a consultant for us following his resignation. Mr. Jubb was paid consulting fees of approximately $56,400 in 1997 and $267,600 in 1998, and his COBRA premiums from October 1997 to March 1999. Mr. Jubb's consulting arrangement with us terminated in February 1999. We also cancelled $21,000 of indebtedness owed by Mr. Jubb. Mr. Jubb also served as a director from January 1991 to February 1999. Mr. Jubb owns more than five percent of our outstanding shares of common stock.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of August 31, 1999 and as adjusted to reflect the sale of common stock offered hereby, regarding the ownership of our common stock by:

    . each person who is known by us to own more than five percent of our common stock;

    .  each Named Executive Officer;

    .  each of our directors;

    .  all of our directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable currently or within 60 days of August 31, 1999 are deemed to be outstanding and beneficially owned by the person for the purpose of computing share and percentage ownership of that person. They are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated, all addresses for the stockholders set forth below is c/o Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066.

                                                             Percent of Shares
                                                               Beneficially
                                                                   Owned
                                                             -----------------
                                                  Number of   Before   After
Name of Beneficial Owner                            Shares   Offering Offering
------------------------                          ---------- -------- --------
ABS Capital Partners III, L.P.
 101 California Street, 47th Floor
 San Francisco, California 94111.................  7,926,829   24.7%
Michael Silton (1)...............................  5,983,778   18.6
The Santa Cruz Operation, Inc.
 425 Encinal Street
 Santa Cruz, California 95060....................  4,286,186   13.3
Laurel James (2).................................  3,141,096    9.8
Bernard Jubb (3).................................  3,056,116    9.5
Robert Mason (4).................................    790,100    2.4
Chris Sterbenc...................................    303,749    *
Randy Lowe (5)...................................    567,000    1.7
Richard Marotta (6)..............................    630,250    1.9
Peter Silton (7).................................    897,000    2.8
Robert Leff (8)..................................    410,000    1.3
Andrew Sheehan (9)...............................  7,926,829   24.7
Alok Mohan (10)..................................  4,526,186   14.0
All directors and executive officers as a group
 (12 persons) (11)............................... 22,419,452   64.6%

--------
  * Less than 1%.

 (1) Includes 15,000 shares held by Michael Silton as Trustee of the Petra Silton Children's Trust.

 (2) Includes 3,141,096 shares held by Laurel F. James, Trustee of the Laurel Ann James Grantor Trust dated July 3, 1997.

 (3) Includes 3,056,116 shares held by Bernard P. Jubb, TTE UTD 11/11/97.

 (4) Includes options to purchase up to 790,100 shares of our common stock exercisable within 60 days of August 31, 1999.

 (5) Includes options to purchase up to 372,000 shares of our common stock exercisable within 60 days of August 31, 1999.

 (6) Includes options to purchase up to 520,050 shares exercisable within 60 days of August 31, 1999.

 (7) Includes 32,000 shares held by Peter Silton as Trustee of the Anthony and Deborah Romain Irrevocable Trust and options to purchase up to 59,000 shares of our common stock exercisable within 60 days of August 31, 1999.

 (8) Includes options to purchase up to 10,000 shares of our common stock exercisable within 60 days of August 31, 1999.

 (9) Includes 7,926,829 shares of Series C preferred stock held by ABS Capital Partners III, L.P., which will convert into common stock upon the completion of this offering. Mr. Sheehan is a managing member of ABS Capital Partners III, LLC, which is a general partner of ABS Capital Partners III, L.P. Mr. Sheehan disclaims beneficial ownership of all shares held by ABS Capital Partners III, L.P. except to the extent of his pecuniary interest therein.

(10) Includes 4,286,186 shares of Series D preferred stock held by SCO which will convert into common stock upon the completion of this offering. Mr. Mohan is the Chairman of SCO. Mr. Mohan disclaims beneficial ownership of all shares held by SCO except to the extent of his pecuniary interest therein. Also includes options to purchase up to 240,000 shares exercisable within 60 days of August 31, 1999.

(11) Includes options to purchase up to 2,879,459 shares exercisable within 60 days of August 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of our capital stock and certain provisions of our certificate of incorporation and bylaws does not purport to be complete. It is qualified in its entirety by the provisions of the certificate and bylaws. Copies of the certificate and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. The discussion below reflects changes to our capital structure and charter documents that will be adopted in connection with our reincorporation in Delaware.

   Upon the closing of this offering, our authorized capital stock will consist of 80,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

   As of August 31, 1999, there were 32,145,724 shares of common stock outstanding and held of record by approximately 85 stockholders, assuming conversion of all shares of preferred stock into common stock. Based on the number of shares of common stock outstanding as of that date and giving effect
to the issuance of the         shares of common stock in this offering, there
will be            shares of common stock outstanding upon the closing of this offering.

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of common stock have no preemptive rights and no shares of common stock are subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common stock would be entitled to share ratably in the distribution of all of our assets available for distribution after satisfaction of all our liabilities and payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, all outstanding shares of preferred stock will convert into shares of common stock. Thereafter, the board of directors will be authorized without further stockholder approval to issue up to 20,000,000 shares of preferred stock in one or more series and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights which are superior to the rights of the common stock or which could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock also may have the effect of delaying, deferring or preventing a change in control of our management.

Certain Anti-Takeover Provisions

   Certain provisions of Delaware law, our certificate of incorporation and our bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, they may adversely affect the prevailing market price of the stock.

   Delaware Law. After the closing of this offering, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

   Special Stockholder Meetings. The certificate of incorporation will provide that special meetings of the stockholders for any purpose or purposes, unless required by law, may only be called by a majority of the entire board. This limitation on the ability to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board with respect to unsolicited takeover bids. In addition, the limited ability to call a special meeting of stockholders may make it more difficult to change the existing board and management.

   Classified Board of Directors. Prior to the closing of this offering, our board will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provision are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority of our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation will authorize only the board of directors to fill vacancies, including newly created directorships. The certificate of incorporation will also provide that directors may be removed by stockholders only for cause and only by affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

   Supermajority Vote to Amend Charter and Bylaws. Our certificate of incorporation and bylaws will each provide that our bylaws may only be amended by a two-thirds vote of the outstanding shares. In addition, our certificate of incorporation will provide that its provisions related to bylaw amendments, staggered board and indemnification may only be amended by a two-thirds vote of the outstanding shares.

Indemnification of Directors and Officers

   Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation will further provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws will further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   We also have directors' and officers' liability insurance. In addition, concurrently with this offering, we will enter into agreements to indemnify our directors and certain of our officers, in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise that the person provides services to at our request.

   Our certificate of incorporation will provide that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us or our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Rainmaker or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Registration Rights

   After this offering, holders of approximately 12,936,521 shares of common stock (or securities convertible into common stock) will be entitled to registration rights with respect to their shares. Of these shares, 113,750 shares of common stock (or securities convertible into common stock) are entitled only to "piggy-back" registration rights. Holders of securities with registration rights may require us to register all or part of their shares at any time following 180 days after this offering. In addition, these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares will be freely tradable in the public market without restriction.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Listing

   We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "RMKR."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

   Upon completion of the offering, we will have             shares of common
stock outstanding (             shares if the underwriter's over-allotment
option is exercised in full). Of this amount, the            shares offered
hereby will be available for immediate sale in the public market as of the date of this prospectus. The remaining 32,145,724 shares will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of the underwriters or us, subject to compliance with the volume and other limitations of Rule 144.

                             Approximate
                           Number of Shares
      Days after the         Eligible for
 Date of this Prospectus     Future Sale                        Comment
 -----------------------   ----------------                     -------

 Upon effectiveness......                   Freely tradeable shares sold in this offering
 180 days................     32,145,724    Lock-up released; shares saleable under Rule 144

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

   We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock offered hereby.

   We, our directors, executive officers and stockholders have agreed pursuant to the Underwriting Agreement that they will not sell any common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners LLC for a period of 180 days from the date of this prospectus, except that we may, without such consent, grant options and sell shares pursuant to our stock plans.

   Any employee or consultant who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. The holders of options outstanding as of June 30, 1999 to purchase approximately 3,632,407 shares of common stock will be eligible to sell their shares upon the expiration of the 180-day lock-up period, subject in certain cases to vesting of such options.

   We intend to file a registration statement on Form S-8 under the Securities Act of 1933 as soon as practicable after the completion of the offering to register 9,632,407 shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. This registration statement will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. See "Management." Shares registered under such registration statement held by affiliates will be subject to Rule 144 volume limitations. See "Management."

                                  UNDERWRITING
   Subject to the terms and conditions contained in an underwriting agreement,
dated          , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Thomas Weisel Partners LLC and SG Cowen Securities Corporation have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                                          Number
                                                                            of
     Underwriters                                                         Shares
     -------------                                                        ------
       Donaldson, Lufkin & Jenrette Securities Corporation...............
       Thomas Weisel Partners LLC........................................
       SG Cowen Securities Corporation...................................
                                                                           ----
         Total...........................................................
                                                                           ====

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters initially propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $             per share. The
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $            per share on sales to certain other dealers. After the
initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................    $            $
   Total..............................................    $            $

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to           additional shares at
the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We estimate our expenses relating to the offering to be $               .

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect these liabilities.

   Our officers, directors and stockholders have agreed that they will not, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners LLC, offer, sell or otherwise dispose of: (1) any shares of common stock, (2) options or warrants to acquire shares of common stock or (3) securities exchangeable for or convertible into shares of common stock owned by them for a period of 180 days after the date of this prospectus. We have agreed not to offer, sell or otherwise dispose of any of the above securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sales."

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 61 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 32 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   At our request, the underwriters have reserved up to five percent of the shares offered hereby for sale at the initial public offering price to certain of our employees, members of their immediate families and other individuals who are our business associates. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   Application will be made to list our common stock on the Nasdaq National Market under the symbol "RMKR." In order to meet the requirements for listing our common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares included in this offering in any jurisdiction where that would not be permitted or legal.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

Stabilization

   In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Pricing of this Offering

   Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  .  the history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  our historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . general conditions of the securities market at the time of this offering.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998 and June 30, 1999, and for each of the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999, as set forth in their report which is included in this prospectus and elsewhere in the registration statement. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   Rainmaker has filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock offered hereby, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Please refer to the copy of such contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference. The registration statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. Copies of all or any part of the registration statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such copies may also be inspected and copied at the Commission's Regional Offices located at:

  . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

  .  7 World Trade Center, Suite 1300, New York, New York 10048.

   Copies of such material may be obtained at prescribed rates by mail from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
Report of Independent Auditors........................................... F-2

Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999........ F-3

Statements of Operations for the three years ended December 31, 1998 and the six months ended June 30, 1998 (unaudited) and June 30, 1999........ F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity for the three years ended December 31, 1998 and the six months ended June 30, 1999..................................................... F-5

Statements of Cash Flows for the three years ended December 31, 1998 and the six months ended June 30, 1998 (unaudited) and June 30, 1999........ F-6

Notes to Financial Statements............................................ F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Rainmaker Systems, Inc.

  We have audited the accompanying balance sheets of Rainmaker Systems, Inc. as of December 31, 1997 and 1998 and June 30, 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998 and for the six month period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rainmaker Systems, Inc. at December 31, 1997 and 1998 and June 30, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
August 31, 1999

                            RAINMAKER SYSTEMS, INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                                        Pro Forma
                                           Dec. 31, Dec. 31, June 30,   June 30,
                                             1997     1998     1999       1999
                                           -------- -------- --------  -----------
                                                                       (unaudited)
                  ASSETS
 Current assets:
  Cash and cash equivalents..............  $   269  $ 4,608  $ 6,960
  Short-term investments.................       --       --    1,000
  Accounts receivable, less allowance for
   sales returns and doubtful accounts of
   $298 in 1997, $314 in 1998 and $366 in
   1999..................................    6,339    6,881    6,825
  Current portion of note receivable.....      166      900      800
  Other receivables......................      162       52      174
  Income taxes receivable................       --      951      931
  Inventories............................    1,397        4      564
  Deferred taxes.........................      318      354      467
  Prepaid expenses and other current
   assets................................      285      278      124
                                           -------  -------  -------
  Total current assets...................    8,936   14,028   17,845
  Property and equipment, net............    2,785    2,337    2,951
  Note receivable, less current portion..       --      720       --
  Other noncurrent assets................      191      124      132
                                           -------  -------  -------
  Total assets...........................  $11,912  $17,209  $20,928
                                           =======  =======  =======
 LIABILITIES, REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' EQUITY

 Current liabilities:
  Accounts payable.......................  $ 6,002  $ 6,855  $ 5,968
  Accrued compensation and related
   liabilities...........................      684    1,220    1,357
  Income taxes payable...................      431       --       --
  Accrued liabilities....................      393      585      628
  Deferred revenue.......................        5       40       --
  Current portion of capital lease
   obligations...........................      114      205      301
                                           -------  -------  -------
  Total current liabilities..............    7,629    8,905    8,254
  Capital lease obligations, less current
   portion...............................      282      442      659
  Convertible subordinated note payable..      996      996       --
  Deferred taxes.........................      176    1,389      982

 Commitments and contingencies

 Redeemable preferred stock:
  Series A convertible preferred stock,
   no par value:
  Authorized shares--none
   Issued and outstanding shares--
    574,620 in 1997 and 1998, none in
    1999 and pro forma; aggregate
    liquidation preference at June 30,
    1999--none...........................      977      977       --     $    --
  Series C convertible preferred stock,
   $0.001 par value:
  Authorized shares--8,536,585
   Issued and outstanding shares--none
    in 1997 and 1998, 8,536,585 in 1999,
    none pro forma; aggregate
    liquidation preference at June 30,
    1999--$14,000........................       --       --   13,809          --
  Series D convertible preferred stock,
   $0.001 par value:
  Authorized shares--5,717,470
   Issued and outstanding shares--none
    in 1997 and 1998, 4,826,828 in 1999,
    none pro forma; aggregate
    liquidation preference at June 30,
    1999--$1,689.........................       --       --    1,665          --
 Stockholders' equity (net capital
  deficiency):
  Series B convertible preferred stock,
   $0.001 par value:
  Authorized shares--402,710
   Issued and outstanding shares--
    349,160 in 1997 and 1998, 335,939 in
    1999, none pro forma; aggregate
    liquidation preference at June 30,
    1999--$499...........................      384       --       --          --
  Common stock, $0.001 par value:
  Authorized shares--50,000,000
   Issued and outstanding shares--
    21,025,988 in 1997, 21,460,894 in
    1998, 17,581,816 in 1999, and
    32,624,924 pro forma.................       21       21       17          33
  Additional paid-in capital.............      223      741    1,479      16,937
  Deferred stock compensation............       --       --   (1,259)     (1,259)
  Retained earnings (accumulated
   deficit)..............................    1,224    3,738   (4,678)     (4,678)
                                           -------  -------  -------     -------
    Total stockholders' equity (net
     capital deficiency).................    1,852    4,500   (4,441)     11,033
                                           -------  -------  -------     -------
    Total liabilities and stockholders'
     equity (net capital deficiency).....  $11,912  $17,209  $20,928     $20,928
                                           =======  =======  =======     =======

                            See accompanying notes.

                            RAINMAKER SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                 Years Ended December      Six Months Ended
                                          31,                  June 30,
                                ------------------------- -------------------
                                 1996     1997     1998      1998      1999
                                -------  -------  ------- ----------- -------
                                                          (unaudited)
Revenue:
 CRM services.................. $12,384  $22,515  $44,212   $18,355   $26,088
 Catalog/distributor...........  14,551   16,985    6,165     6,165        --
                                -------  -------  -------   -------   -------
  Total revenue................  26,935   39,500   50,377    24,520    26,088
Cost of revenue:
 CRM services..................   7,929   14,810   30,196    12,641    17,534
 Catalog/distributor...........  11,370   13,575    5,135     5,135        --
                                -------  -------  -------   -------   -------
  Total cost of revenue........  19,299   28,385   35,331    17,776    17,534
Gross profit:
 CRM services..................   4,455    7,705   14,016     5,714     8,554
 Catalog/distributor...........   3,181    3,410    1,030     1,030        --
                                -------  -------  -------   -------   -------
  Total gross profit...........   7,636   11,115   15,046     6,744     8,554
Selling, general and
 administrative expenses.......   6,954    9,828   13,457     5,916    10,064
                                -------  -------  -------   -------   -------
 Operating income (loss).......     682    1,287    1,589       828    (1,510)
Interest income (expense),
 net...........................     (35)     (66)     138         4       285
Gain from sale of
 catalog/distributor...........      --       --    2,525     2,525        80
                                -------  -------  -------   -------   -------
 Income (loss) before income
  taxes........................     647    1,221    4,252     3,357    (1,145)
Income tax expense (benefit)...     216      450    1,702     1,343      (431)
                                -------  -------  -------   -------   -------
 Net income (loss)............. $   431  $   771  $ 2,550   $ 2,014   $  (714)
                                =======  =======  =======   =======   =======
Net income (loss) per share:
 Basic......................... $  0.02  $  0.04  $  0.12   $  0.10   $ (0.14)
                                =======  =======  =======   =======   =======
 Diluted....................... $  0.02  $  0.03  $  0.09   $  0.07   $ (0.14)
                                =======  =======  =======   =======   =======
 Pro forma--basic..............                   $  0.10             $ (0.02)
                                                  =======             =======
 Pro forma--diluted............                   $  0.09             $ (0.02)
                                                  =======             =======
Number of shares used in per
 share computations:
 Basic.........................  21,009   21,019   21,004    21,026    19,469
                                =======  =======  =======   =======   =======
 Diluted.......................  29,600   29,943   30,356    30,211    19,629
                                =======  =======  =======   =======   =======
 Pro forma--basic..............                    25,623              33,284
                                                  =======             =======
 Pro forma--diluted............                    30,356              33,444
                                                  =======             =======

                            See accompanying notes.

                            RAINMAKER SYSTEMS, INC.

             STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
               AND STOCKHOLDERS' EQUITY (NET CAPTIAL DEFICIENCY)
                       (In thousands, except share data)

                    Redeemable        Redeemable        Redeemable       Convertible
                    Convertible       Convertible      Convertible        Preferred
                  Preferred Stock   Preferred Stock  Preferred Stock     Stock Series
                     Series A          Series C          Series D              B          Common Stock     Additional   Deferred
                  ---------------- ----------------- -----------------  --------------- ------------------  Paid-in      Stock
                   Shares   Amount  Shares   Amount   Shares    Amount  Shares   Amount   Shares    Amount  Capital   Compensation
                  --------  ------ --------- ------- ---------  ------  -------  ------ ----------  ------ ---------- ------------
                    Retained
                    Earnings
                  (Accumulated
                    Deficit)    Total
                  ------------ --------

Balance at
December 31,
1995.............  574,620   $977         -- $    --        --  $   --  349,160   $384  21,000,000   $21     $  219     $    --
 Exercise of
 employee stock
 options.........       --     --         --      --        --      --       --     --       8,750    --          1          --
 Net income......       --     --         --      --        --      --       --     --          --    --         --          --
                  --------   ----  --------- ------- ---------  ------  -------   ----  ----------   ---     ------     -------
Balance at
December 31,
1996.............  574,620    977         --      --        --      --  349,160    384  21,008,750    21        220          --
 Exercise of
 employee stock
 options.........       --     --         --      --        --      --       --     --      17,238    --          3          --
 Net income......       --     --         --      --        --      --       --     --          --    --         --          --
                  --------   ----  --------- ------- ---------  ------  -------   ----  ----------   ---     ------     -------
Balance at
December 31,
1997.............  574,620    977         --      --        --      --  349,160    384  21,025,988    21        223          --
 Conversion of
 nonpar preferred
 stock to $0.001
 par value
 preferred
 stock...........       --     --         --      --        --      --       --   (384)         --    --        384          --
 Exercise of
 employee stock
 options.........       --     --         --      --        --      --       --     --     434,906    --        134          --
 Net income......       --     --         --      --        --      --       --     --          --    --         --          --
 Dividends
 declared........       --     --         --      --        --      --       --     --          --    --         --          --
                  --------   ----  --------- ------- ---------  ------  -------   ----  ----------   ---     ------     -------
Balance at
December 31,
1998.............  574,620    977         --      --        --      --  349,160     --  21,460,894    21        741          --
 Issuance of
 Series C stock,
 net of issuance
 costs...........       --     --  8,536,585  13,809        --      --       --     --          --    --         --          --
 Exercise of
 employee stock
 options.........       --     --         --      --        --      --       --     --     532,240    --         58          --
 Options issued
 to a consultant
 in exchange for
 services........       --     --         --      --        --      --       --     --          --    --        101          --
 Conversion of
 Series A
 preferred stock
 and debt into
 Series D
 preferred
 stock........... (574,620)  (977)        --      -- 5,717,470   1,973       --     --          --    --         --          --
 Conversion of
 preferred stock
 into common
 stock...........       --     --         --      --  (890,642)   (308) (13,221)    --     956,747     1        307          --
 Repurchase of
 common stock....       --     --         --      --        --      --       --     --  (5,368,065)  (5)     (1,106)         --
 Deferred stock
 compensation....       --     --         --      --        --      --       --     --          --    --      1,378      (1,378)
 Amortization of
 deferred stock
 compensation....       --     --         --      --        --      --       --     --          --    --         --         119
 Net loss........       --     --         --      --        --      --       --     --          --    --         --          --
 Dividends
 declared........       --     --         --      --        --      --       --     --          --    --         --          --
                  --------   ----  --------- ------- ---------  ------  -------   ----  ----------   ---     ------     -------
Balance at June
30, 1999.........       --   $ --  8,536,585 $13,809 4,826,828  $1,665  335,939   $ --  17,581,816   $17     $1,479     $(1,259)
                  ========   ====  ========= ======= =========  ======  =======   ====  ==========   ===     ======     =======
Balance at
December 31,
1995.............   $    22    $   646
 Exercise of
 employee stock
 options.........        --          1
 Net income......       431        431
                  ------------ --------
Balance at
December 31,
1996.............       453      1,078
 Exercise of
 employee stock
 options.........        --          3
 Net income......       771        771
                  ------------ --------
Balance at
December 31,
1997.............     1,224      1,852
 Conversion of
 nonpar preferred
 stock to $0.001
 par value
 preferred
 stock...........        --         --
 Exercise of
 employee stock
 options.........        --        134
 Net income......     2,550      2,550
 Dividends
 declared........       (36)       (36)
                  ------------ --------
Balance at
December 31,
1998.............     3,738      4,500
 Issuance of
 Series C stock,
 net of issuance
 costs...........        --         --
 Exercise of
 employee stock
 options.........        --         58
 Options issued
 to a consultant
 in exchange for
 services........        --        101
 Conversion of
 Series A
 preferred stock
 and debt into
 Series D
 preferred
 stock...........        --         --
 Conversion of
 preferred stock
 into common
 stock...........        --        308
 Repurchase of
 common stock....    (7,694)    (8,805)
 Deferred stock
 compensation....        --         --
 Amortization of
 deferred stock
 compensation....        --        119
 Net loss........      (714)      (714)
 Dividends
 declared........        (8)        (8)
                  ------------ --------
Balance at June
30, 1999.........   $(4,678)   $(4,441)
                  ============ ========

                            See accompanying notes.

                            RAINMAKER SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                       Years Ended           Six Months Ended
                                      December 31,               June 30,
                                 -------------------------  -------------------
                                  1996     1997     1998       1998      1999
                                 -------  -------  -------  ----------- -------
                                                            (unaudited)
Operating activities
 Net income (loss).............  $   431  $   771  $ 2,550    $ 2,014   $  (714)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization................      258      550      635        363       658
  Gain on sale of
   catalog/distributor.........       --       --   (2,525)    (2,525)      (80)
  Loss on disposal of property
   and equipment...............      191       --       --         --       163
  Issuance of stock for
   consulting services.........       --       --       --         --       101
  Deferred income taxes........       74     (160)   1,177        663      (520)
  Provision for sales returns
   and doubtful accounts.......       11      142       16         77        52
  Changes in operating assets
   and liabilities:
  Accounts receivable..........   (1,180)  (3,049)    (577)       (41)        4
  Other receivables............     (305)     143      410         83      (122)
  Inventories..................      (40)    (729)     948        770      (560)
  Prepaid expenses and other
   assets......................     (313)     (57)     (53)        93       146
  Accounts payable.............    1,424    2,320    1,468       (815)     (887)
  Income taxes receivable,
   net.........................       64      358   (1,382)       295        20
  Accrued compensation and
   related liabilities.........      152      380      536        426       137
  Accrued liabilities..........      596     (280)      73        151        61
  Deferred revenue.............       97     (178)      35         (5)      (40)
                                 -------  -------  -------    -------   -------
Net cash provided by (used in)
 operating activities..........    1,460      211    3,311      1,549    (1,581)
Investing activities
 Proceeds from sale of
  catalog/distributor, net of
  liabilities paid.............       --       --    1,907      1,998       900
 Purchases of property and
  equipment....................   (1,565)  (1,098)    (874)      (391)     (845)
 Purchase of short-term
  investments..................       --       --       --         --    (1,000)
 Proceeds from issuance of
  notes receivable from
  officers.....................     (122)     (44)      --         --        --
                                 -------  -------  -------    -------   -------
Net cash provided by (used in)
 investing activities..........   (1,687)  (1,142)   1,033      1,607      (945)
Financing activities
 Increase in subordinated
  convertible note payable.....      496       --       --         --        --
 Proceeds from issuance of
  preferred stock .............       --       --       --         --    13,809
 Repurchase of common stock....       --       --       --         --    (8,805)
 Proceeds from issuance of
  common stock.................        1        3      134         --        58
 Repayment of capital lease
  obligations..................      (68)     (62)    (121)       (27)     (158)
 Dividends paid................       --       --      (18)        --       (26)
 Line of credit repayment......      (25)      --       --         --        --
                                 -------  -------  -------    -------   -------
Net cash provided by (used in)
 financing activities..........      404      (59)      (5)       (27)    4,878
                                 -------  -------  -------    -------   -------
Net increase (decrease) in cash
 and cash equivalents..........      177     (990)   4,339      3,129     2,352
 Cash and cash equivalents at
  beginning of year............    1,082    1,259      269        269     4,608
                                 -------  -------  -------    -------   -------
 Cash and cash equivalents at
  end of year..................  $ 1,259  $   269  $ 4,608    $ 3,398   $ 6,960
                                 =======  =======  =======    =======   =======
Supplemental disclosure of cash
 paid during the year
 Interest paid.................  $    13  $    30  $   217    $    13   $    23
                                 =======  =======  =======    =======   =======
 Income taxes paid, net of
  refunds......................  $    74  $   252  $ 1,908    $   385   $    70
                                 =======  =======  =======    =======   =======
Supplemental schedule of
 noncash investing and
 financing activities
 Acquisition of equipment under
  capital leases...............  $   144  $   327  $   372    $   143   $   471
                                 =======  =======  =======    =======   =======
 Dividends declared, but
  unpaid.......................  $    --  $    --  $    18    $    --   $    --
                                 =======  =======  =======    =======   =======
 Conversion of subordinated
  convertible note to preferred
  stock........................  $    --  $    --  $    --    $    --   $   996
                                 =======  =======  =======    =======   =======

                            See accompanying notes.

                            RAINMAKER SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Business

   Founded in 1991 as UniDirect Corporation, Rainmaker Systems, Inc. (Rainmaker or the Company) provides customer relationship management (CRM) services to software and other technology companies. Rainmaker specializes in selling software and service products to the installed customer base of its outsource clients.

   Effective May 15, 1998, the Company sold its UniDirect catalog and VarCity distributor businesses to Savoir Technology Group, Inc. These operating units were not considered segments as defined by Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations, --Reporting the Effects of Disposals of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The total consideration to be received is $4.6 million, to be paid as follows: $2.9 million was paid at closing, $0.9 million was paid on May 15, 1999 and $0.8 million is to be paid on May 15, 2000. The Company retained and subsequently collected approximately $2 million of accounts receivable related to the UniDirect catalog and VarCity distribution businesses. The results of operations for UniDirect and VarCity are included in Rainmaker's financial statements through May 15, 1998.

Interim Financial Information

   The financial information for the six months ended June 30, 1998 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of operating results and cash flows for the interim period. Results for the six months ended June 30, 1999 are not necessarily indicative of results for the full year or any future period.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

Revenue Recognition

   Revenue from the sale of service contracts and maintenance renewals is recognized upon receipt of the customer's written purchase order as all future obligations to provide the services rests with the client outsource partner company. The Company recognizes revenue from product sales at the time of shipment.

   Revenues from sales of professional services to clients are recognized as the services are performed.

Concentrations of Credit Risk and Credit Evaluations

   The Company sells its clients' products and services primarily to business end users. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required. Credit losses have traditionally been minimal, and such losses have been within management's expectations.

                            RAINMAKER SYSTEMS, INC.

1. Summary of Significant Accounting Policies (Continued)

   Rainmaker enters into contracts with its outsource clients to market and sell its clients' products and services to the end user customers. As a result, Rainmaker primarily earns revenue from sales to the outsource client's customer, not the outsource client itself.

   In 1996, sales to customers of The Santa Cruz Operation, Inc. (SCO) accounted for 100% of CRM services revenue. In 1997, sales to customers of SCO, FTP Software, Inc. (FTP) and Sun Microsystems, Inc. accounted for approximately 72%, 10% and 12%, respectively, of CRM services revenue. In 1998, sales to customers of SCO, FTP and Novell, Inc. (Novell) accounted for approximately 46%, 21% and 16%, respectively, of CRM services revenue. For the six months ended June 30, 1999, sales to customers of SCO, FTP and Novell accounted for approximately 49%, 17% and 10% of CRM services revenue.

   The Company has a distribution agreement with SCO that is in effect through September 2002 and an outsource services agreement with FTP that is in effect through July 2000. These clients may however terminate their contracts for cause in accordance with the provisions of each contract. In most cases, a client must provide the Company with advance written notice of its intention to terminate. No individual end user customer accounted for 10% or more of revenues in any period presented.

Inventories

   Inventories are valued at the lower of cost (first-in, first-out) or market. Inventories consist primarily of shrink-wrap software products and user manuals purchased for resale.

Property and Equipment

   Depreciation of property and equipment is recorded using the straight-line method over the assets' estimated useful lives of three to seven years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Amortization of fixed assets under capital leases is included in depreciation expense.

   The components of property and equipment at December 31, 1997, 1998 and June 30, 1999 were as follows (in thousands):

                                                          December 31,
                                                          ------------- June 30,
                                                           1997   1998    1999
                                                          ------ ------ --------
Property and equipment, at cost:
  Computer equipment..................................... $3,507 $2,864  $3,686
  Furniture and fixtures.................................    322    451     498
  Leasehold improvements.................................     25    100      99
                                                          ------ ------  ------
                                                           3,854  3,415   4,283
Accumulated depreciation and amortization................  1,069  1,078   1,332
                                                          ------ ------  ------
                                                          $2,785 $2,337  $2,951
                                                          ====== ======  ======

   As of June 30, 1999, property and equipment included amounts held under capital leases of approximately $1.5 million and related accumulated amortization of approximately $217,000.

                            RAINMAKER SYSTEMS, INC.

1. Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure-only alternative of Financial Accounting Standards Board Statement No. 123 (FAS 123), "Accounting for Stock-Based Compensation."

Fair Value of Financial Instruments

   The fair value for marketable debt securities is based on quoted market prices. The carrying value of those securities, as of each period presented approximates their fair value.

   The fair value of notes receivable and payable is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying values of these receivables and obligations, as of each period presented approximate their respective fair values.

   The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to Rainmaker for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations, as of each period presented approximate their respective fair values.

Advertising

   The Company expenses the production costs of advertising as incurred, except for direct response advertising, which it capitalizes. Direct response advertising consists primarily of the costs to produce e-mails, faxes and mailings. The capitalized production costs are amortized over the three-month period following the advertising campaign.

   At December 31, 1997 and 1998 and June 30, 1999 deferred advertising costs aggregated $5,000, $107,000, and $0, respectively. Gross advertising costs for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 aggregated $1.4 million, $1.9 million, $1.4 million and $455,000, respectively. The Company charged several vendors for reimbursement under advertising programs of $1.5 million, $1.9 million, $1.7 million and $712,000 during the years ended December 31, 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

Cash, Cash Equivalents and Short-Term Investments

   Rainmaker considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds, commercial paper, and government bonds.

   Rainmaker classifies, at the date of acquisition, its marketable debt and equity securities in accordance with the provisions of FAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Currently, Rainmaker classifies its marketable securities as available-for-sale which are recorded at fair market value with the related unrealized gains and losses included in stockholders' equity. Unrealized gains and losses were not material for all periods presented. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income, net. The cost of securities sold is based on specific identification.

                            RAINMAKER SYSTEMS, INC.

1. Summary of Significant Accounting Policies (Continued)

Premiums and discounts are amortized over the period from acquisition to maturity and are included in interest income, along with interest and dividends.

Comprehensive Income

   Effective January 1, 1998, the Company adopted FAS 130, "Reporting Comprehensive Income." Rainmaker has no components of other comprehensive income and accordingly the comprehensive income (loss) is the same as net income (loss) for all periods presented.

Segment Reporting

   Effective January 1, 1998, Rainmaker Systems adopted FAS 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131). FAS 131 changes the way companies report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. Rainmaker Systems operates in one market segment, the sale of installed base marketing services, software maintenance licenses, services, and customer retention programs to software and other technology companies. Rainmaker primarily operates in one geographical segment, North America. Therefore, there was no impact on the Company's financial statement disclosures due to the adoption of FAS 131.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). Rainmaker is required to adopt FAS 133 for the year ending December 31, 2001. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because Rainmaker currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on the Company's financial position or results of operations.

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Rainmaker adopted SOP 98-1 on January 1, 1999, and there was no material impact of adoption on the Company's financial position or results of operations.

Reclassifications

   Certain reclassifications have been made to prior period amounts to conform with the current period presentation.

2. Net Income (Loss) Per Share

   Basic net income (loss) per share and diluted net income (loss) per share are presented in conformity with FAS 128, "Earnings Per Share," (FAS 128) for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of an initial public offering must be included in the calculation of basic and diluted net (loss) per common share as if they had been outstanding for all periods presented. To date, Rainmaker has not had any issuances or grants for nominal consideration.

                            RAINMAKER SYSTEMS, INC.

2. Net Income (Loss) Per Share (Continued)

   In accordance with FAS 128, basic net income (loss) per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted pro forma net income (loss) per share, as presented in the statement of operations, has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

   The following table presents the calculation of basic and diluted and pro forma basic and diluted net income (loss) per common share (in thousands, except per share data):

                                          Years Ended        Six Months Ended
                                          December 31,           June 30,
                                      --------------------  -------------------
                                       1996   1997   1998      1998      1999
                                      ------ ------ ------    ------    -------
                                                            (unaudited)
Net Income (Loss) Per Common Share--
 Basic
Net income (loss)...................  $  431 $  771 $2,550    $2,014    $  (714)
Less: Preferred A dividends.........     --     --     (36)      --         --
  Preferred C cumulative dividends..     --     --     --        --        (583)
  Preferred D cumulative dividends..     --     --     --        --         (89)
  Excess of redemption of preferred
  stock over stated value...........     --     --     --        --      (1,244)
                                      ------ ------ ------    ------    -------
Income (loss) available to common
 stockholders.......................  $  431 $  771 $2,514    $2,014    $(2,630)
                                      ====== ====== ======    ======    =======
Weighted-average shares of common
 stock outstanding..................  21,009 21,019 21,196    21,026     19,629
Less: weighted average shares
 subject to repurchase                   --     --    (192)      --        (160)
                                      ------ ------ ------    ------    -------
Weighted-average shares used in
 computing basic net income (loss)
 per common share...................  21,009 21,019 21,004    21,026     19,469
                                      ====== ====== ======    ======    =======
Basic net income (loss) per common
 share..............................  $ 0.02 $ 0.04 $ 0.12    $ 0.10    $ (0.14)
                                      ====== ====== ======    ======    =======
Net Income (Loss) Per Common Share--
 Diluted
Net income (loss)...................   $ 431 $  771 $2,550    $2,014    $  (714)
Add: Accrued interest on convertible
 debenture..........................      39     39     39        10        --
Less: Preferred C cumulative
 dividends..........................     --     --     --        --        (583)
  Preferred D cumulative dividends..     --     --     --        --         (89)
  Excess of redemption of preferred
  stock over stated value...........     --     --     --        --      (1,244)
                                      ------ ------ ------    ------    -------
Income (loss) available to common
 stockholders.......................  $  470 $  810 $2,589    $2,024    $(2,630)
                                      ====== ====== ======    ======    =======
Weighted-average shares of common
 stock outstanding..................  21,009 21,019 21,196    21,026     19,629
Add:
Number of dilutive common stock
 equivalents--options and warrants..   1,128  1,461  1,697     1,722        --
Assumed conversion of subordinated
 debentures.........................   2,844  2,844  2,844     2,844        --
Assumed conversion of convertible
 preferred stock....................   4,619  4,619  4,619     4,619        --
                                      ------ ------ ------    ------    -------
Weighted-average shares used in
 computing diluted net income (loss)
 per common share...................  29,600 29,943 30,356    30,211     19,629
                                      ------ ------ ------    ------    -------
Diluted net income (loss) per common
 share..............................  $ 0.02 $ 0.03 $ 0.09    $ 0.07    $ (0.14)
                                      ====== ====== ======    ======    =======

                            RAINMAKER SYSTEMS, INC.

2. Net Income (Loss) Per Share (Continued)

                                                                        Six
                                                                       Months
                                                         Years Ended   Ended
                                                         December 31, June 30,
                                                             1998       1999
                                                         ------------ --------
Pro Forma Net Income (Loss) Per Common Share--Basic
Net income (loss).......................................    $2,550     $ (714)
                                                            ======     ======

Shares used above.......................................    21,004     19,469
Pro forma adjustment to reflect weighted effect of
 assumed conversion of convertible preferred stock......     4,619     13,815
                                                            ------     ------
Shares used in computing pro forma basic net income
 (loss) per common share (unaudited)....................    25,623     33,284
                                                            ======     ======
Pro forma basic net income (loss) per common share
 (unaudited)............................................    $ 0.10     $(0.02)
                                                            ======     ======
Pro Forma Net Income (Loss) Per Common Share--Diluted
Net income (loss).......................................    $2,589     $ (714)
                                                            ======     ======

Shares used above.......................................    30,356     19,629
Pro forma adjustment to reflect weighted effect of
 assumed conversion of convertible preferred stock......       --      13,815
                                                            ------     ------
Shares used in computing pro forma diluted net income
 (loss) per common share (unaudited)....................    30,356     33,444
                                                            ======     ======
Pro forma diluted net income (loss) per share
 (unaudited)............................................    $ 0.09     $(0.02)
                                                            ======     ======

   Rainmaker has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculation of diluted net loss per common share for the six months ended June 30, 1999 because all such securities are anti-dilutive. The total number of shares excluded from the calculation of diluted net loss per common share was 16,434,589 for the six months ended June 30, 1999.

                            RAINMAKER SYSTEMS, INC.

3. Cash Equivalents and Short-Term Investments

   The following is a summary of available-for-sale securities. All available-for-sale securities at June 30, 1999 have a maturity of less than one year. As of December 31, 1997 and 1998 and June 30, 1999 the fair market value of available-for-sale securities approximates their carrying value (in thousands):

                                             December 31, December 31, June 30,
                                                 1997         1998       1999
                                             ------------ ------------ --------
Money market fund...........................    $ 559       $   996    $ 2,664
Commercial paper............................      --            --       2,994
Government securities.......................      --          3,200      1,895
Municipal bonds.............................      --            --       1,000
                                                -----       -------    -------
                                                $ 559       $ 4,196    $ 8,553
                                                =====       =======    =======
Classified as:
Cash equivalents............................    $ 559       $ 4,196    $ 7,553
Short-term investments......................      --            --       1,000
                                                -----       -------    -------
                                                $ 559       $ 4,196    $ 8,553
                                                =====       =======    =======

4. Line of Credit Agreement

   At June 30, 1999, the Company had a $2,500,000 line of credit agreement with a bank which expires in September 1999. Advances under the line are limited to 70% of eligible accounts receivable. Advances bear interest at 1% plus the bank's prime rate (8.75% at June 30, 1999). Advances are secured by substantially all the Company's assets. At June 30, 1999, there were no amounts outstanding under the line and $2,500,000 was available.

   The loan agreement contains certain restrictive covenants and conditions, including the requirement to maintain certain key financial ratios and restrictions on the Company's ability to enter into certain transactions. The Company has obtained a waiver from the bank which relieves them of the prohibition to pay dividends through August 31, 1999.

                            RAINMAKER SYSTEMS, INC.

5. Debt and Commitments

Debt

   In 1995, the Company entered into a $1,000,000 subordinated convertible debenture agreement, a warrant agreement, and a distribution agreement. On January 29, 1999, the Company and the subordinated convertible debenture holder entered into an Exchange Agreement where this debenture and related warrant were converted into 2,844,370 shares of Series D Convertible Participating Preferred Stock.

Obligations Under Capital Leases and Operating Lease Commitments

   The Company leases office space and property and equipment under capital and operating leases that expire at various dates through 2004. Future minimum lease payments under noncancelable operating and capital lease arrangements at June 30, 1999 are as follows (in thousands):

                                                Capital Leases Operating Leases
                                                -------------- ----------------
2000..........................................      $ 360           $  981
2001..........................................        330              896
2002..........................................        293              696
2003..........................................         92              577
2004..........................................          8              349
Thereafter....................................         --              139
                                                    -----           ------
  Total minimum lease payments................      1,083           $3,638
                                                                    ======
Less amount representing interest.............        123
                                                    -----
Present value of minimum lease payments.......        960
Less current portion..........................        301
                                                    -----
Obligations under capital leases due after one
 year.........................................      $ 659
                                                    =====

   Rent expense under operating leases was approximately $338,000, $458,000, and $522,000 in 1996, 1997, and 1998, respectively, and approximately $494,000 for the six months ended June 30, 1999.

6. Income Taxes

   The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based upon the likelihood of realization of the related tax benefit in the future.

                            RAINMAKER SYSTEMS, INC.

6. Income Taxes (Continued)

   The federal and state income tax provision (benefit) for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 is summarized as follows (in thousands):

                                                       December 31,
                                                     ------------------ June 30,
                                                     1996 1997    1998    1999
                                                     ---- -----  ------ --------

Current:
  Federal........................................... $122 $ 500  $  420  $  55
  State.............................................   20   110     105     34
                                                     ---- -----  ------  -----
                                                      142   610     525     89
Deferred:
  Federal...........................................   68  (130)    915   (399)
  State.............................................    6   (30)    262   (121)
                                                     ---- -----  ------  -----
                                                       74  (160)  1,177   (520)
                                                     ---- -----  ------  -----
                                                     $216 $ 450  $1,702  $(431)
                                                     ==== =====  ======  =====

   A reconciliation of taxes computed at the statutory federal income tax rate to income tax expense (benefit) follows (in thousands):

                                                      December 31,
                                                    ------------------ June 30,
                                                    1996  1997   1998    1999
                                                    ----  ----  ------ --------

Provision (benefit) computed at federal statutory
 rate.............................................  $220  $415  $1,446  $(389)
Change in valuation allowance.....................   (14)   --      --    --
Research and development tax credit...............   (28)  (28)     --    --
California franchise tax expense (benefit), net of
 federal effect...................................    31    53     242    (42)
Nondeductible expenses............................     7    10      14    --
                                                    ----  ----  ------  -----
                                                    $216  $450  $1,702  $(431)
                                                    ====  ====  ======  =====

   Deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 and June 30, 1999 are (in thousands):

                                                        December 31,
                                                        --------------  June 30,
                                                        1997    1998      1999
                                                        -----  -------  --------

Deferred tax assets:
  Accounts receivable reserve.......................... $ 129  $   135   $ 157
  Inventory reserves...................................    63       53      47
  Accrued expenses.....................................   126      166     263
                                                        -----  -------   -----
Total deferred tax assets..............................   318      354     467
Deferred tax liabilities:
  Tax over book depreciation...........................  (176)    (882)   (713)
  Installment gain.....................................    --     (507)   (269)
                                                        =====  =======   =====
Total deferred tax liabilities.........................  (176)  (1,389)   (982)
                                                        =====  =======   =====
Net deferred tax assets (liabilities).................. $ 142  $(1,035)  $(515)
                                                        =====  =======   =====

                            RAINMAKER SYSTEMS, INC.

7. Stockholders' Equity

Shares authorized

   The articles of incorporation, as amended in February 1999, authorize the Company to issue 50,000,000 shares of common stock and 15,000,000 shares of preferred stock. The Series A preferred stock (Series A Stock) was exchanged for a new Series D preferred stock in February 1999 and ceased to exist. As of June 30, 1999, the Company has designated 402,710 shares as Series B preferred stock (Series B Stock) 8,536,585 shares as Series C preferred stock (Series C Stock) and 5,717,470 shares as Series D preferred stock (Series D Stock).

Convertible Preferred Stock

 Series A

   Dividends on the Series A Stock were cumulative commencing July 1, 1998 at a rate of $0.1225 per share per annum. Dividends totaling $44,000 were declared and paid through June 30, 1999.


 Series B

   The Series B Stock ranks senior to the Company's common stock and junior to the Series C and D Stock with respect to dividends and liquidation preference. The stated value per share of the Series B Stock for liquidation purposes is $1.43. The Series B Stock is not redeemable by the Company. The Articles provide that each share of Series B Stock is convertible into five shares of the Company's common stock. The Series B Stock votes with the Company's common stock on an as-converted basis (i.e., each share of Series B Stock has five votes). The Series B Stock automatically converts to common stock immediately prior to the closing of an underwritten initial public offering resulting in net proceeds to the Company of at least $30 million where the public offering price implies a pre-offering equity valuation of the Company of at least $80 million (a Qualified IPO).

Convertible Redeemable Preferred Stock

 Series C

   The Series C Stock has a stated value per share of $1.64, and is entitled to cumulative dividends, at a compounded annual rate per share of 10% of its stated value (approximately $583,000 accumulated as of June 30, 1999). In addition, the Series C Stock, along with the Series D Stock, is entitled to the pro rata portion, on an as-converted basis, of any common stock dividends, if any are declared. In the event of liquidation of the Company, the Series C Stock ranks senior to the Series B Stock and pari passu with the Series D Stock. The holders of Series C Stock may, at any time after February 8, 2004, require the redemption of all or a portion of the shares owned by such holder at $1.64 per share plus any accrued and unpaid dividends per share. The Series C Stock is convertible at any time at the option of the holder, initially on a one-to-one basis, and is subject to anti-dilution protection. In addition, the conversion price is subject to yearly anti-dilution adjustments for certain liquidity events. In no event will the number of shares of common stock issuable upon conversion of each share of Series C Stock be less than one. The outstanding shares of Series C Stock will automatically be converted into common stock immediately prior to the closing of a Qualified IPO.

   The holders of Series C Stock vote on an as-converted basis with common stock and are entitled to notice of all stockholders meetings and to vote generally on all matters submitted to the stockholders for a vote as required by law. In addition, the approval of holders of a majority of shares of Series C Stock and Series D Stock voting or consenting together as a single class (Protective Provisions), is required for the Company to enter into certain transactions.

                            RAINMAKER SYSTEMS, INC.

7. Stockholders' Equity (Continued)

 Series D

   The Series D Stock has a stated value per share of $0.35, and is entitled to cumulative dividends, at a compounded annual rate per share of 10% of its stated value (approximately $89,000 accumulated as of June 30, 1999). In addition, the Series D Stock, on an as-converted basis, is entitled to the pro rata portion of any common stock dividends if any are declared. In the event of liquidation of the Company, the Series D Stock ranks senior to Series B Stock and pari passu with the Series C Stock. The holders of Series D Stock may, at any time after February 8, 2004, require the redemption of all or portion of the shares owned by such holder at $0.35 per share plus any accrued and unpaid dividends per share. The Series D Stock is convertible at any time at the option of the holder, initially on a one-to-one basis, subject to anti-dilution protection. The outstanding shares of Series D Stock will automatically be converted into common stock immediately prior to the closing of a Qualified IPO. The Series D Stock votes on an as-converted basis with common stock.

   The holders of Series D Stock are entitled to notice of all stockholders meetings and to vote generally on all matters submitted to the stockholders for a vote as required by law. In addition, the Series D Stock is afforded the protection of the Protective Provisions described above for the Series C Stock.

   In connection with its issuance of Series D Stock in February 1999, the Company issued the right to certain stockholders to sell outstanding shares of their common stock back to the Company at a price of $1.64 per share. As of June 30, 1999, the Company had repurchased a total of 5,368,065 shares for approximately $8.8 million, and rights to sell back 623,895 shares at $1.64 per share remained outstanding. These rights expire on September 30, 1999.

   In August 1999, a stockholder exercised its right to sell back 540,642 common shares to the Company at an aggregate purchase price of approximately $887,000.

Warrant

   In March 1994, the Company granted a warrant to purchase 22,750 shares of Series B Stock (which would be convertible into 113,750 shares of common stock) at $1.03 per share in connection with obtaining a line of credit. The warrant expires in March 2000.

Stock Option and Stock Issuance Plans

   In 1995, the Company adopted the 1995 Stock Option/Issuance Plan (the 1995 Stock Option Plan) under which 2,873,100 shares have been reserved for future issuance as of June 30, 1999. In 1998, the Company adopted the 1998 Stock Option/Issuance Plan (the 1998 Stock Option Plan) under which 3,170,000 shares have been reserved for future issuance as of June 30, 1999. Under both the 1995 and 1998 Stock Option Plans, the Board of Directors is authorized to grant incentive stock options or nonqualified stock options to eligible employees, members of the Board of Directors, and consultants, although incentive stock options may be granted only to employees. Incentive stock options may be granted at an exercise price of not less than 100% of the fair market value of common stock on the date of grant while nonqualified stock options may be granted at a price not less than 85% of the fair market value of the common stock. Options generally become exercisable 25% after the first year and 2.1% per month thereafter, then expire no later than ten years from the date of grant.

                            RAINMAKER SYSTEMS, INC.

7. Stockholders' Equity (Continued)

   Under both the 1995 and 1998 Stock Option Plans, the Board of Directors is authorized to issue shares of common stock to eligible employees, members of the Board of Directors, and consultants. Stock may be issued at a price not less than 85% of the fair value of the common stock. Shares of common stock issued under both the 1995 and 1998 Stock Option Plans may be fully vested upon issuance or may vest in one or more installments over the participant's period of service.

   As discussed in Note 1, the Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25 when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Pro forma information regarding net income is required by FAS 123, which also requires the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value of the Company's options was estimated at the grant date using the minimum value method option pricing model with the following weighted-average assumptions for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999: dividend yield of 0%; expected life of 4 years; and weighted average risk-free interest rate of approximately 6.0%, 5.5%, 5.0% and 6.0%, respectively. Pro forma information is as follows (in thousands, except per share amounts):

                                                                     Six Months
                                            Years Ended December 31,   Ended
                                            ------------------------  June 30,
                                             1996    1997     1998      1999
                                            ------------------------ ----------
Pro forma net income (loss)................ $   419 $   740 $  2,499   $ (820)
                                            ======= ======= ========   ======
Pro forma net income (loss) per share:
  --basic.................................. $  0.02 $  0.04 $   0.12   $(0.04)
                                            ======= ======= ========   ======
  --diluted................................ $  0.01 $  0.02 $   0.08   $(0.04)
                                            ======= ======= ========   ======

   The weighted-average fair value of options granted during 1996, 1997, 1998 and for the six months ended June 30, 1999 was $0.06, $0.08, $0.08 and $0.08, with an exercise price equal to the fair value of the Company's common stock on the date of grant. The weighted-average fair value of options granted during the six-months ended June 30, 1999 with an exercise price below the deemed fair value of the Company's common stock on the date of grant was $1.60.

                            RAINMAKER SYSTEMS, INC.

7. Stockholders' Equity (Continued)

   A summary of activity under the Plans is as follows:

                                                                       Weighted
                                                                        Average
                                                             Options     Price
                                                           Outstanding Per Share
                                                           ----------- ---------
Balance at December 31, 1995..............................  1,922,700    $0.09
  Granted.................................................  1,239,700    $0.28
  Exercised...............................................     (8,750)   $0.06
  Canceled................................................   (369,900)   $0.11
                                                            ---------
Balance at December 31, 1996..............................  2,783,750    $0.17
  Granted.................................................    541,250    $0.41
  Exercised...............................................    (17,238)   $0.19
  Canceled................................................   (233,512)   $0.33
                                                            ---------
Balance at December 31, 1997..............................  3,074,250    $0.20
  Granted.................................................  1,109,558    $0.44
  Exercised...............................................   (434,906)   $0.33
  Canceled................................................   (497,511)   $0.42
                                                            ---------
Balance at December 31, 1998..............................  3,251,391    $0.23
  Granted.................................................  1,196,494    $1.65
  Exercised...............................................   (532,240)   $0.10
  Canceled................................................   (283,238)   $0.62
                                                            ---------
Balance at June 30, 1999..................................  3,632,407    $0.69
                                                            =========

   At December 31, 1998 and June 30, 1999, 2,458,985 and 1,545,729 shares, respectively, were available for future grant under the Plans.

   The following summarizes information about stock options outstanding as of June 30, 1999:

                                                    Options Outstanding
                                            ------------------------------------
                                                         Weighted
                                                          Average
                                                         Remaining
                                                        Contractual
                                            Outstanding  Life (in      Number
Exercise Price                                Number      Years)    Exerciseable
--------------                              ----------- ----------- ------------
$0.06......................................  1,038,680     6.16        989,276
$0.32......................................    631,570     7.07        464,785
$0.44......................................    859,329     8.67        446,636
$0.50......................................     64,885     9.41             --
$0.83......................................    191,908     9.65            291
$1.64......................................    504,335     9.81         50,000
$2.50......................................    341,700     9.95             --
                                             ---------               ---------
                                             3,632,407     8.02      1,950,988
                                             =========               =========

   In connection with the grant of certain options to employees during the six months ended June 30, 1999, the Company recorded deferred compensation of approximately $1.4 million based on the difference between the exercise prices of those options at their respective grant dates and the deemed fair value for accounting purposes of the shares of common stock subject to such options. This amount is included as a reduction of stockholders' equity and is being amortized on a graded vesting method. The compensation expense of $119,000 during the six months ended June 30, 1999 relates to options awarded to employees in all operating expense categories and has been recorded in selling, general and administrative expenses on the accompanying statement of operations.

                            RAINMAKER SYSTEMS, INC.

7. Stockholders' Equity (Continued)

Common Stock Reserved for Future Issuance

   Shares of common stock of the Company reserved for future issuance at June 30, 1999 are as follows:

Warrants.............................................................    113,750
Stock options........................................................  5,178,136
Series B preferred stock.............................................  1,679,695
Series C preferred stock.............................................  8,536,585
Series D preferred stock.............................................  4,826,828
                                                                      ----------
                                                                      20,334,994
                                                                      ==========

8. Related Party Transactions

   During 1996, 1997, 1998 and the six months ended June 30, 1999 the Company purchased inventories and service agreements from its Series A and D preferred stockholder at a cost of $11.7 million, $15.6 million, $15.9 million and $8.6 million, respectively. At December 31, 1997 and 1998 and at June 30, 1999, the Company owed that stockholder $3.2 million, $1.0 million, and $1.3 million, respectively, for such purchases. Also, during 1996, 1997 and 1998, and the six months ended June 30, 1999, the Company received marketing development fund reimbursements of $674,000, $995,000, $982,000, and $447,000 respectively, from that stockholder. Amounts totaling $433,000, $341,000 and $403,000 were receivable from that stockholder at December 31, 1997 and 1998 and June 30, 1999, respectively.

9. Employee Benefit Plan

   The Company has a defined contribution benefit plan established under the provisions of Section 401(k) of the Internal Revenue Code. All employees may elect to contribute up to 20% of their compensation to the plan through salary deferrals. The Company matches 25% of the first 6% of the employee's compensation contributed to the plan. During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the Company made cash contributions to the plan of $30,000, $37,000, $62,000 and $47,000, respectively.

10. Subsequent Event

Initial Public Offering

   In August 1999, the Company's Board of Directors authorized the sale of its common stock in a proposed initial public offering ("IPO"). If the offering is consummated under the terms presently anticipated, all the convertible preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma stockholders' equity at June 30, 1999, as adjusted for the assumed conversion of convertible preferred stock based on shares of convertible preferred stock outstanding at June 30, 1999, is disclosed on the balance sheet.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        , 1999

                            RAINMAKER SYSTEMS, INC.

                                     [logo]

                               Shares of Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

Donaldson, Lufkin & Jenrette                          Thomas Weisel Partners LLC

                                    SG Cowen

                               ----------------

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

  We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell those securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   Until              , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting fees, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees. All of the expenses below will be paid by Rainmaker.

   Item
   ----
   Registration fee.................................................... $13,900
   NASD filing fee.....................................................   5,500
   Nasdaq National Market listing fee..................................       *
   Blue sky fees and expenses..........................................       *
   Printing and engraving expenses.....................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Transfer Agent and Registrar fees...................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $
                                                                        =======

--------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation will further provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws will further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   We also have directors' and officers' liability insurance. In addition, concurrently with this offering, we will enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Rainmaker or as a director or officer of any subsidiary of Rainmaker, or as a director or officer of any other company or enterprise that the person provides services to at the request of Rainmaker.

   Our certificate of incorporation will provide that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Rainmaker and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Rainmaker or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   The Underwriting Agreement provides for indemnification by the underwriters of Rainmaker and its officers and directors, and by Rainmaker of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

   The following is a summary of transactions by Rainmaker during the past three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

   In March 1994, we issued a warrant to Silicon Valley Bank to purchase 22,750 shares of Series B preferred stock at an exercise price of $1.03 per share in consideration of a line of credit to borrow funds with an expiration date of March 1999. We extended the expiration date of this warrant to March 8, 2000 in consideration of an amendment to the credit facility dated as of April 15, 1998.

   On February 12, 1999, we issued 8,536,585 shares of Series C preferred stock at $1.64 per share for an aggregate price of approximately $14 million to certain accredited investors.

   On February 12, 1999, we issued 5,717,470 shares of Series D preferred stock to The Santa Cruz Operation, Inc. ("SCO") in exchange for all of the securities previously held by SCO, including a convertible debenture in the principal amount of $995,529, warrants to purchase 2,844,370 shares of common stock and Series A preferred stock convertible into 2,873,100 shares of common stock.

   From January 1, 1996 to June 30, 1999, we have granted options to purchase an aggregate of 4,087,002 shares of common stock to our directors, executive officers, employees and consultants at exercise prices of $0.06 to $2.50 per share. As of June 30, 1999, options to purchase 993,134 shares at an weighted exercise price of $0.02 per share had been exercised.

   In April and May 1999, we granted put rights to six existing stockholders to sell back to us up to 1,164,537 shares of common stock at $1.64 per share. One stockholder, SCO, subsequently exercised its put right, and we purchased from SCO 540,642 shares in June 1999 and 540,642 shares in August 1999, at a price of $1.64 per share.

   The sale and issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 thereof, or Regulation D, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about Rainmaker or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

   The following Exhibits are attached hereto and incorporated herein by reference.

    1.1  *Form of Underwriting Agreement.

    3.1 *Certificate of Incorporation of Rainmaker Systems, Inc. to be filed with the Delaware Secretary of State in October 1999.

    3.2  *Bylaws of Rainmaker Systems, Inc. to be adopted in October 1999.

    4.1  *Specimen certificate representing shares of common stock of Rainmaker
          Systems, Inc.

    4.2  *Registration Rights Agreement dated March 8, 1994 between UniDirect
          Corporation and Silicon Valley Bank.

    4.3  *Registration Rights Agreement dated February 12, 1999 among Rainmaker
          Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
          Investors, L.P., Hambrecht & Quist California, Hambrecht & Quist
          Employee Venture Fund, L.P. II and The Santa Cruz Operation, Inc.

    5.1  *Opinion of Brobeck, Phleger & Harrison LLP.

   10.1  *Form of Indemnification Agreement.

   10.2  *1999 Stock Incentive Plan.

   10.3  *1999 Stock Purchase Plan.

   10.4 *Amended and Restated Loan and Security Agreement dated May 9, 1997 between UniDirect Corporation and Silicon Valley Bank, as amended by letter agreement dated April 15, 1998.

   10.5 1995 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
          Agreement and Stock Issuance Agreement.

   10.6 1998 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
          Agreement and Stock Issuance Agreement.

   10.7 *Net Lease Agreement dated July 29, 1996 between UniDirect Corporation and Borland International, Inc., together with amendments dated
          February 27, 1997, April 14, 1998 and November 15, 1998.

   10.8  *Net Lease Agreement dated November 5, 1998 between UniDirect
          Corporation and Inprise Corporation.

   10.9  *Warrant to Purchase Stock dated March 8, 1994 issued to Silicon
          Valley Bank, as amended by letter agreement dated April 15, 1998.

   10.10 *Stock Purchase Agreement dated January 29, 1999 among Rainmaker
          Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
          Investors, L.P., Hambrecht & Quist California and Hambrecht & Quist
          Employee Venture Fund, L.P. II.

   10.11 *Exchange Agreement dated January 29, 1999 between Rainmaker Systems,
          Inc. and The Santa Cruz Operation, Inc.

   10.12 *Asset Purchase Agreement dated May 18, 1998 between UniDirect
          Corporation and Savoir Technology Group, Inc.

   10.13 *Master Lease Agreement dated May 5, 1999 between Rainmaker Systems,
          Inc. and Celtic Leasing Corp.

   10.14 *Loan and Security Agreement dated October 28, 1997 between UniDirect
          Corporation and MetLife Capital Corporation.

   10.15 *Compensation Agreement dated January 1, 1995 between UniDirect
          Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.16 *Compensation Agreement dated November 1, 1995 between UniDirect
          Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.17 *Separation Agreement and Release dated September 30, 1997 between
          UniDirect Corporation and Bernard Jubb, together with Amendment No. 1 to Separation Agreement and Release dated January 27, 1997 and the
          Promissory Note and Security Agreement dated February 5, 1999.

   10.18 *Separation Agreement and Release dated April 8, 1999 between
          Rainmaker Systems, Inc. and Chris Sterbenc.

   23.1   Consent of Ernst & Young LLP.

   23.2  *Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
          5.1).

   24.1   Power of Attorney (contained on the signature page hereof).

   27.1   Financial Data Schedule.

--------
*  To be filed by amendment.

  (b) Financial Statement Schedules

   The following financial statement schedule for the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999 should be read in conjunction with the financial statements of Rainmaker Systems, Inc. filed as part of this Registration Statement.

  .Schedule II--Valuation and qualifying accounts

   Schedules other than that listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 2nd day of September, 1999.

                                          RAINMAKER SYSTEMS, INC.

                                                     /s/ Michael Silton
                                          By: _________________________________
                                                      Michael Silton,
                                              Chairman of the Board, President
                                                            and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Michael Silton his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


             Signature                           Title                   Date
             ---------                           -----                   ----

         /s/ Michael Silton          Chairman of the Board,        September 2, 1999
____________________________________  President and Chief
           Michael Silton             Executive Officer
                                      (principal executive
                                      officer)

          /s/ Frank Orasin           Secretary and Vice             September 2, 1999
____________________________________  President, Finance
            Frank Orasin              (principal financial and
                                      accounting officer)

                                     Director
____________________________________
            Robert Leff

                                     Director
____________________________________
             Alok Mohan


          /s/ Peter Silton           Director                       September 2, 1999
____________________________________
            Peter Silton


         /s/ Andrew Sheehan          Director                       August 31, 1999
____________________________________
           Andrew Sheehan

                   Schedule II-Valuation and Qualifying Accounts

   A schedule of the allowance for sales returns and doubtful accounts is presented below (in thousands):


                                      Balance   Additions
                                        at       Charged    Write-offs Balance at
                                     Beginning   to Costs      and        End
            Description              of Period and Expenses Recoveries of Period
            -----------              --------- ------------ ---------- ----------
Allowance for sales returns and
 doubtful accounts:
  Six months ended June 30, 1999...    $314        $ 80        $ 28       $366
  Year ended December 31, 1998.....    $298        $286        $270       $314
  Year ended December 31, 1997.....    $156        $338        $196       $298
  Year ended December 31, 1996.....    $145        $278        $267       $156

                                 EXHIBIT INDEX

    1.1  *Form of Underwriting Agreement.

    3.1 *Certificate of Incorporation of Rainmaker Systems, Inc. to be filed with the Delaware Secretary of State in October 1999.

    3.2  *Bylaws of Rainmaker Systems, Inc. to be adopted in October 1999.

    4.1  *Specimen certificate representing shares of common stock of Rainmaker
          Systems, Inc.

    4.2  *Registration Rights Agreement dated March 8, 1994 between UniDirect
          Corporation and Silicon Valley Bank.

    4.3  *Registration Rights Agreement dated February 12, 1999 among Rainmaker
          Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
          Investors, L.P., Hambrecht & Quist California, Hambrecht & Quist
          Employee Venture Fund, L.P. II and The Santa Cruz Operation, Inc.

    5.1  *Opinion of Brobeck, Phleger & Harrison LLP.

   10.1  *Form of Indemnification Agreement.

   10.2  *1999 Stock Incentive Plan.

   10.3  *1999 Stock Purchase Plan.

   10.4 *Amended and Restated Loan and Security Agreement dated May 9, 1997 between UniDirect Corporation and Silicon Valley Bank, as amended by letter agreement dated April 15, 1998.

   10.5 1995 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
          Agreement and Stock Issuance Agreement.

   10.6 1998 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
          Agreement and Stock Issuance Agreement.

   10.7 *Net Lease Agreement dated July 29, 1996 between UniDirect Corporation and Borland International, Inc., together with amendments dated
          February 27, 1997, April 14, 1998 and November 15, 1998.

   10.8  *Net Lease Agreement dated November 5, 1998 between UniDirect
          Corporation and Inprise Corporation.

   10.9  *Warrant to Purchase Stock dated March 8, 1994 issued to Silicon
          Valley Bank, as amended by letter agreement dated April 15, 1998.

   10.10 *Stock Purchase Agreement dated January 29, 1999 among Rainmaker
          Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
          Investors, L.P., Hambrecht & Quist California and Hambrecht & Quist
          Employee Venture Fund, L.P. II.

   10.11 *Exchange Agreement dated January 29, 1999 between Rainmaker Systems,
          Inc. and The Santa Cruz Operation, Inc.

   10.12 *Asset Purchase Agreement dated May 18, 1998 between UniDirect
          Corporation and Savoir Technology Group, Inc.

   10.13 *Master Lease Agreement dated May 5, 1999 between Rainmaker Systems,
          Inc. and Celtic Leasing Corp.

   10.14 *Loan and Security Agreement dated October 28, 1997 between UniDirect
          Corporation and MetLife Capital Corporation.

   10.15 *Compensation Agreement dated January 1, 1995 between UniDirect
          Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.16 *Compensation Agreement dated November 1, 1995 between UniDirect
          Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.17 *Separation Agreement and Release dated September 30, 1997 between
          UniDirect Corporation and Bernard Jubb, together with Amendment No. 1 to Separation Agreement and Release dated January 27, 1997 and the
          Promissory Note and Security Agreement dated February 5, 1999.

   10.18 *Separation Agreement and Release dated April 8, 1999 between
          Rainmaker Systems, Inc. and Chris Sterbenc.

   23.1   Consent of Ernst & Young LLP.

   23.2  *Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
          5.1).

   24.1   Power of Attorney (contained on the signature page hereof).

   27.1   Financial Data Schedule.

--------
*  To be filed by amendment.